Exhibit 10.22.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (as it may be amended, restated, supplemented, extended or renewed from time to time, this “Agreement”) is made as of July [11], 2019, between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), and LF3 PRATTVILLE, LLC, a Delaware limited liability company (“Landlord Borrower”) and LF3 PRATVILLE TRS, LLC, a Delaware limited liability company (“Tenant Borrower”, and together with Landlord Borrower, individually and/or collectively, as the context may require, “Borrower”).

FOR VALUABLE CONSIDERATION, the parties agree as follows:

ARTICLE 1
AGREEMENT TO LEND

1.1                      Agreement.  Subject to the terms and conditions provided herein, Lender agrees to make the following loans to Borrower: (a) a term loan (the “Loan”) in the maximum principal amount of $9,620,000.00. Notwithstanding anything to the contrary, Lender shall not be obligated to advance Loan funds in an amount exceeding the lowest of the following (the “Loan Amount”): (1) $9,620,000.00, (2) 65.0% of documented Site acquisition costs approved by Lender, or (3) 65.0% of the appraised value of the Site, as may be adjusted by Lender in its sole discretion.  Borrower agrees to borrow and repay the Loan, with interest, in accordance with the Note, this Agreement, and the other Loan Documents.

ARTICLE 2
LOAN TERMS

2.1                      Loan Purpose.  The Loan shall be used exclusively by Borrower to finance the cost of the Site acquisition, to finance the cost of the PIP Improvements and to fund closing costs and certain other permitted amounts (to the extent herein provided), in accordance with the terms of this Agreement and the other Loan Documents.

2.2                      Notes.  The Loan will be evidenced by the Term Loan Note by Borrower to Lender in the principal amount of $9,620,000.00 (the “Note”).

2.3                      Collateral.  The Loan will be secured by the Collateral described in the “Collateral Table” attached as Exhibit 2.3, as well as all other Collateral described in the Loan Documents.

2.4                      Closing.  The date on which the Closing occurs is the “Closing Date.”  Borrower hereby authorizes Lender to insert the Closing Date on the first page hereof, as the date hereof, and in the various Loan Documents, including the Note, as the date thereof.  The Closing must occur on or before 11:00 o’clock a.m. Pacific time, on July 11, 2019 (the “Closing Deadline”).  If the Closing has not occurred on or before the Closing Deadline, Lender shall have absolutely no obligation whatsoever to make the Loan to Borrower.  Lender may extend the Closing Deadline in Lender’s sole discretion.  Any Closing Deadline extension must be in writing to be valid.

2.5                      Funding.  Prior to Closing, Borrower shall deliver to Lender a complete, executed “Closing Draw Request” for disbursement of the Loan proceeds. At Closing Lender will fund the Loan by wire transfer in accordance with the instructions contained in the Closing Draw Request.  Lender shall be entitled to fully rely and act on the Closing Draw Request and shall have no duty to verify the content or accuracy of information contained therein, the authority of the person executing the Closing Draw Request or the identity of the sender thereof.  Lender does not have and is not undertaking any obligation whatsoever to Borrower to verify the source of the Closing Draw Request or to detect errors in transmission or content, including discrepancies between account names and numbers.

2.6                      Closing Fee.  At Closing, Borrower will pay Lender a closing fee equal to 0.50% of the Loan Amount.

2.7                      Transaction Costs; Deposits.  Borrower shall pay Lender, at or before Closing, all reasonable out-of-pocket costs and expenses incurred by or on behalf of Lender in connection with Lender’s underwriting and

Obligor Name: LF3 PRATTVILLE, LLC

Obligor No.: 5470431436

closing due diligence and the negotiation, documentation, and closing of the Loan (including in connection with Lender’s evaluation of and determinations with respect to, the Closing conditions) (the “Transaction Costs”).  Transaction Costs include the following, as applicable:  (a) Lender’s outside legal counsel fees; (b) expenses for UCC search reports, title searches, and title insurance; (c) escrow, recording, and filing fees; (d) transfer or mortgage taxes (if any); (e) costs of site inspections, inspection reports, surveys, appraisals, flood certifications, environmental reports and testing, and other due diligence required by Lender; and (f) costs and fees of consultants and other professional advisers retained by Lender.  At Closing, all deposits paid by Borrower prior to entering into this Agreement, other than rate lock fee deposits (if any), shall be applied to pay Transaction Costs and any other fees, costs and expenses then payable by Borrower.  If the deposit exceeds the sum of such items, the excess will be refunded at Closing.

2.8                      General Payment Provisions.

(a)                        Manner and Place; No Deductions.  Principal, interest, and all other amounts due to Lender from time to time under the Notes, this Agreement, and the other Loan Documents, including each Monthly Payment due under the Notes (each, a “Payment”) shall be made by Automated Clearing House (“ACH”) debit (and Borrower agrees to execute and deliver to Lender such authorizations and agreements as Lender may require to establish such ACH arrangements) unless Lender gives prior written consent, in its sole discretion, for Payments to be made by wire transfer.  Any Payment made by wire transfer and not received by Lender prior to 12:00 o’clock noon (Pacific time) may, in Lender’s sole discretion, be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  All Payments, including Payments made by ACH debit, shall be in U.S. dollars and shall be made from a business deposit account in Borrower’s name at a U.S. bank.  All Payments shall be made without deduction of present and future Taxes (such amounts to be paid by Borrower) and without any other abatement, reduction, setoff, defense, counterclaim, deferment or recoupment.

(b)                        Application of Payments Generally.  Except as otherwise provided in subsection (c) below: (i) all Payments of principal and interest required to be made pursuant to the Note shall be applied first to accrued and unpaid interest and then to principal; (ii) Payments by or on behalf of Borrower for fees, costs, and other expenses payable pursuant to any Loan Document, including Payments with respect to Transaction Costs, Closing fees and expenses, and other amounts payable by a Credit Party pursuant to any provision of the Loan Documents, shall be applied to the applicable fee, cost or other expense; and (iii) if Lender receives any other Payment, including Collateral proceeds and principal prepayments, Lender shall apply such Payment in such order, manner, and amounts as is specifically provided in the applicable Loan Document pursuant to which such Payment is made, or, in the absence of such a provision, in such order, manner, and amounts as Lender, in its sole discretion, may determine.  Any prepayment shall be without prejudice to Borrower’s obligations under any swap agreement (as defined in 11 U.S.C. § 101), which shall remain in full force and effect subject to the terms of such swap agreement (including provisions that may require a reduction, modification or early termination of a swap transaction, in whole or in part, in the event of such prepayment, and may require Borrower to pay any fees or other amounts for such reduction, modification or early termination), and no such fees or amounts shall be deemed a penalty hereunder or otherwise.

(c)                         Application of Payments After Default.  Any other provision of this Agreement, the Note or any other Loan Document to the contrary notwithstanding, during such time as a Default has occurred and is continuing, all Payments shall be applied in such order and manner and in such amounts as Lender, in its sole discretion, may determine.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Borrower acknowledges and agrees that the representations and warranties in this Article are a material consideration to Lender; that Lender is relying on their correctness and completeness in entering into this Agreement and making the Loan; and that these representations and warranties are true and accurate as of the date hereof, will be true and accurate as of the Closing, as if made at Closing, and will survive the Closing, regardless of any investigation or inspection by Lender.  Accordingly, Borrower represents, warrants, and certifies to and covenants with Lender that:

3.1                      Borrower Status.  Borrower’s exact legal name is set forth on the signature page hereof.  Borrower is a domestic U.S. entity, validly existing and in good standing under the laws of the state of its formation, is duly qualified and licensed to do business in the state where each Site is located, and has full power and authority to enter into and perform its obligations under the Loan Documents to which it is a party.  Borrower’s chief executive office and principal place of business is at the location set forth on the signature page hereof. The organizational chart attached as Exhibit 3.1, relating to Borrower and certain of its Affiliates, is true, complete and correct on and as of the date hereof.

3.2                      Due Authorization, Execution and Delivery.  The Loan Documents have been duly authorized and validly executed and delivered by Borrower.  The individual(s) executing the Loan Documents on behalf of Borrower have been duly authorized to do so in accordance with resolutions duly adopted by Borrower’s board of directors (or similar governing body), members, or partners, as the case may be.

3.3                      No Conflicts; No Defaults.  The authorization, execution, delivery, consummation, and performance by Borrower of the Loan Documents does not and will not conflict with, violate, or breach (a) any provision of Borrower’s organizational documents; (b) any Applicable Law; or (c) any Contractual Obligation of Borrower.  Borrower is not in default under and, to the best of Borrower’s knowledge, no event has occurred that, with the giving of notice or the passage of time, or both, would constitute a default under any Contractual Obligation of Borrower.

3.4                      Binding Obligations. This Agreement and the other Loan Documents to which a Credit Party is a party constitute the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally, and general principles of equity.

3.5                      Litigation and Condemnation.  There is no action, suit, investigation, proceeding or arbitration at law or in equity, including condemnation proceedings or proceedings in lieu of condemnation, pending or, to the best of Borrower’s knowledge, threatened against or affecting (a) any Credit Party or any of its or their assets or revenues; or (b) any of the Loan Documents or any of the transactions contemplated thereby.

3.6                      Administrative, Criminal and Governmental Matters and Investigations.  There are no administrative or criminal matters or investigations, government investigations or audits, or other similar matters currently pending or, to the best of Borrower’s knowledge, threatened that involve any Credit Party nor has any Credit Party been involved in any such matters within the past seven years.

3.7                      Bankruptcy and Similar Matters. There are no bankruptcy, insolvency, or similar proceeding currently pending or, to the best of Borrower’s knowledge, threatened that involve any Credit Party.  During the past seven years:  (a) no assets of any Credit Party have been the subject of any foreclosure or similar proceeding or been transferred by deed in lieu; (b) no Credit Party has filed (or had filed against such Credit Party) a petition under the U.S. Bankruptcy Reform Act of 1978, 11 U.S.C. §101, et seq. (the “Bankruptcy Code”) or obtained a discharge of its debts under the Bankruptcy Code; and (c) no Person that is a principal officer, executive, member, manager or equity owner of a Credit Party held a similar position in an entity that, during the time such Person held such position or within one year after leaving such position, filed (or had filed against it) a petition under the Bankruptcy Code or that obtained a discharge of its debts under the Bankruptcy Code.

3.8                      Solvency.  Both before and after giving effect to consummation of the transactions contemplated by the Loan Documents to be consummated at or concurrently with the Closing and the payment and accrual of all Transaction Costs, and other costs, fees, and expenses payable in connection with the foregoing, the Credit Parties taken together, and Borrower, individually, are Solvent.

3.9                      Anti-Money Laundering; Anti-Terrorism.  None of Borrower, any Credit Party or their respective Affiliates (each, an “AML Party”) is: (a) a Sanctioned Person; (b) controlled by or acting on behalf of a Sanctioned Person; or (c) under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions.  Each AML Party is and will remain in compliance with the following (collectively, the “AML Requirements”):  all U.S. economic sanctions laws and executive orders; all regulations promulgated by OFAC; and all applicable anti-money laundering and counter-terrorism provisions of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, and all rules and regulations issued pursuant to such laws, including those relating to “know your customer”, anti-money laundering, and anti-terrorism.  No AML Party is or will become a Person included by OFAC on the list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or who is otherwise the target of Sanctions.

3.10               Title to Assets; Permitted Exceptions.  Borrower owns all assets reflected in its most recent balance sheet delivered to Lender, except for assets disposed of in the ordinary course of business since the date of such balance sheet.  Borrower is the owner of all of the Collateral, free and clear of all Liens and other matters affecting title to such assets, other than the Permitted Exceptions.

3.11               Outstanding Indebtedness.  As of the Closing Date and after giving effect to the Closing, Borrower and the other Credit Parties have no outstanding Indebtedness, other than (a) the Obligations; and (b) trade debt incurred and paid in the ordinary course of business and in any event within 60 days after incurrence.

3.12               Compliance with Law; Permits.  Each Site and the operations of each Credit Party at such Site comply with all Applicable Law, except for such noncompliance that has not had, and could not reasonably be expected to have, a Material Adverse Effect.  All governmental permits required to use and operate such Site for the Permitted Concept, including liquor licenses, if any, have been obtained and are in full force and effect, except for permits, the failure of which to obtain or maintain has not had, and could not reasonably be expected to have, a Material Adverse Effect.

3.13               Site Conditions, Zoning, Access, and Utilities.  Each Site, including all buildings and other improvements associated with such Site, is in good condition and repair; well maintained, ordinary wear and tear excepted; fully equipped and operational; free (to the best of Borrower’s knowledge) from structural defects; and safe and properly lighted.  Each Site is unconditionally zoned by the appropriate Government Authority for the use of such Site for the Permitted Concept.  Permanent, legal access is available to each Site from a physically open and dedicated public right-of-way.  Adequate public or private utilities are available at each Site to permit operation of such Site as a Permitted Concept, and all utility connection fees and use charges have been paid in full.

3.14               Franchise Agreement.  Attached as Exhibit 3.14 is a complete list of each Franchise Agreement and the information set forth thereon with respect to each Franchise Agreement is true, complete, and correct.  At Lender’s request from time to time, Borrower shall deliver to Lender a fully executed, complete copy of each Franchise Agreement. Each Franchise Agreement is in full force and effect, the entire interest of the franchisee thereunder is owned by one or more of the Credit Parties, and such interest has not been assigned, transferred, mortgaged, or otherwise encumbered other than pursuant to Lender’s Liens.  No notice of default from Franchisor has been received by any Credit Party with respect to any Franchise Agreement that has not been cured, and no notice of default to Franchisor has been given that has not been cured.  To the best of Borrower’s knowledge, no event has occurred and no condition exists, including with respect to any required remodeling or re-imaging, that, with the giving of notice or the lapse of time or both, would constitute a default under any Franchise Agreement.  Other than the PIP, Borrower is not subject to any property or performance improvement plan or similar requirement under the Franchise Agreement. Borrower has fully disclosed to Lender all requirements of the PIP, including expenses, required reserves, and other requirements.

3.15               Management Agreement.  Attached as Exhibit 3.15 is a complete list of each Management Agreement and the information set forth thereon with respect to each Management Agreement is true, complete, and correct.  At Lender’s request from time to time, Borrower shall deliver to Lender a fully executed, complete copy of each Management Agreement.  The Management Agreement is in full force and effect, the entire interest of the Site owner thereunder is held by Borrower, and such interest has not been assigned, transferred, mortgaged, or otherwise encumbered other than pursuant to Lender’s Liens.  No notice of default from Manager has been received by any Credit Party that has not been cured, and no notice of default to such Manager has been given that has not been cured.  To the best of Borrower’s knowledge, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default under the Management Agreement.  The Management Agreement (a) is fully subordinate to the Loan and Loan Documents, including to all Lender’s Liens; and (b) does not contain any rights of first refusal or other options in favor of Manager to acquire any Collateral or other property of Borrower.

3.16               Taxes.  All federal, state, local and foreign income, franchise and other material tax returns and reports (collectively, “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Government Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liabilities may be added thereto for non-payment except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  No Tax Return is under audit or examination by any Government Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Government Authority.  Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with Applicable Law, and such withholdings have been timely paid to the respective Government Authorities.  No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.  “Tax Affiliate” means Borrower and its subsidiaries (if any) and any Borrower Affiliate with which Borrower files or is eligible to file consolidated, combined or unitary tax returns.  “Taxes” means all taxes, including income taxes, excess profits taxes, sales taxes, gross receipts taxes, payroll taxes, withholding taxes, ad valorem real and personal property taxes and assessments, and all other taxes, duties, imposts, levies, assessments, deductions, withholdings, and charges imposed by any Government Authority, and all Liabilities with respect thereto, excluding taxes imposed on or measured by the Lender’s net income.

3.17               Evaluation Information.  All information provided to Lender by or on behalf of any Credit Party in connection with the Loan (collectively, the “Evaluation Information”) is correct and complete in all material respects as of the date thereof.  Borrower acknowledges that Lender is relying on the Evaluation Information in entering into this Agreement and making the Loan available to Borrower.  None of the Credit Parties has any knowledge of any material change in any of the Evaluation Information that has not been disclosed to Lender in writing.

3.18               Full Disclosure.  There is no fact known to any Credit Party that materially and adversely affects the business, operations, assets or condition (financial or otherwise) of any of the Credit Parties that has not been disclosed herein or in the Evaluation Information.  None of the representations or warranties made by any Credit Party in the Loan Documents or any exhibit, report, statement or certificate furnished by or on behalf of any Credit Party pursuant thereto, as of the date such representations and warranties are made or deemed made, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.19               Commercial Purpose of Loan.  The purpose of the Loan is a commercial business purpose and not a personal, family, or household purpose.  No portion of the Collateral is being used by Borrower or any other Person for any personal, family or household purposes.

3.20               Securities Activities.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined within Regulations T, U or X of the Board of Governors of the Federal Reserve System), and none of Borrower’s assets consists of such margin stock.  No part of the Loan will be used to purchase or carry any margin stock or to extend credit to others for that purpose or for any other purpose that violates the provisions of Regulations T, U or X of said Board of Governors.

3.21               Regulated Entities.  None of any Credit Party, any Person controlling any Credit Party, or any Affiliate of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

3.22               ERISA.  None of the Credit Parties maintains, or has any Liabilities with respect to, any employee benefit plan or multiemployer plan, as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”).

3.23               Hotel Lease.  The information set forth on Exhibit 3.23 with respect to the Hotel Lease is true, complete, and correct.  Borrower has delivered to Lender a fully executed, complete copy of the Hotel Lease.  The Hotel Lease is in full force and effect, Tenant is the sole owner of the entire leasehold interest thereunder, and such interest has not been assigned, transferred, subleased, mortgaged, or otherwise encumbered other than pursuant to Liens in Lender’s favor.  No notice of default under the Hotel Lease has been received or given by Borrower that has not been cured.  To the best of Borrower’s knowledge, no event has occurred and no condition exists, that, with the giving of notice or the lapse of time or both would constitute a default under the Hotel Lease.  In the event of any conflict between the terms of the Hotel Lease and the Loan Documents, the terms of the Loan Documents shall control.

ARTICLE 4
AFFIRMATIVE COVENANTS

Until such time as all Obligations are fully paid and performed:

4.1                      Organization and Status; Preservation of Existence.  Borrower will continue to be validly existing and in good standing under the laws of its state of incorporation or formation and will continue to be qualified to do business in the state where each Site is located.

4.2                      Collateral.  Borrower will (a) keep the Collateral free and clear of all Liens, other than the Permitted Exceptions; (b) use the Collateral only in its trade or business; (c) keep the tangible Collateral at each Site and maintain such tangible Collateral in good operating condition and repair and in material compliance with manufacturers’ recommendations, normal wear and tear excepted; and (d) own and keep at each Site all equipment, including all machinery, furniture, appliances, trade fixtures, tools, office and record keeping equipment, and inventory required to be maintained by Borrower at such Site pursuant to the Franchise Agreement and the Management Agreement for such Site and that are reasonably necessary for the proper and prudent operation of such Site as the Permitted Concept.

4.3                      Taxes.  Borrower shall timely pay or cause to be paid, prior to delinquency, all Taxes which may at any time be assessed, levied or imposed upon Borrower, any Site, the Collateral, the Loan Documents, the Obligations, or the rents, issues, profits, damages, income and other benefits now or hereafter derived from any of the Sites, or which may arise in respect of the occupancy, use, possession or operation thereof.

4.4                      Insurance.

(a)                        Insurance Requirements.  Borrower shall obtain and keep in full force and effect insurance of the types and in amounts customarily carried in lines of business and in geographic areas similar to Borrower’s and as Lender may specify from time to time including insurance of the types and in amounts specified in the Insurance Requirements Agreement, which may specify, among other things,  (i) property insurance; (ii) business income insurance; (iii) builder’s risk insurance, for any period during which construction shall take place on the Site; (iv) commercial general liability insurance, including excess/umbrella coverage and, if liquor, beer, or wine may be sold at or from the Site, liquor liability coverage; (v) worker’s compensation insurance; (vi) flood insurance; (vii) earthquake insurance, for Sites located in an area designated by the US Geological Survey as high hazard; and (viii) such other policies and coverages as may be necessary to comply with Applicable Law or as Lender may otherwise require.  Each required insurance policy and coverage (each, a “Policy”) and each required binder, certificate, or other evidence of coverage (collectively, with the Policy, the “Policy Documents”) shall satisfy the requirements set forth in this Section and in any Insurance Requirements Agreement (collectively, the “Insurance Requirements”), unless, in a particular case, Lender, in its sole discretion and in writing, modifies or waives a particular Insurance Requirement.  All Insurance Requirements are at the sole cost and expense of Borrower and apply to each Site.  If, in addition to Borrower, any other Credit Party has an insurable interest in a particular Site, the Insurance Requirements shall apply with equal force to such other Credit Party, as if such Credit Party were a Borrower.  Borrower’s compliance or non-compliance with the Insurance Requirements shall not limit Borrower’s liability for the acts or omissions of Borrower or any other Credit Party as provided herein or in any of the other Loan Documents.

(b)                        Policy Requirements.  Each insurer must be licensed to do business in each state where a Site is located and, except for NFIP approved flood insurance carriers, must be rated A-:VIII or better by Best’s Key Rating Guide.  Each Policy Document shall name Lender and its successors and/or assigns, and affiliates, as their interests may appear, as additional insureds and as mortgagee and loss payee, as applicable, and shall state Borrower’s correct address and list Borrower as the named insured.  Each Policy shall (i) provide that the Policy will not be terminated, cancelled or substantially modified without at least 30 days’ prior written notice to Lender (10 days for non-payment) and be written for a period of at least 12 consecutive months; (ii) include a waiver of subrogation by the insurer as to claims against Lender, its employees, agents, and affiliates and provide that such Policy cannot be cancelled or suspended on account of the conduct of Borrower, its affiliates, or any of their respective officers, directors, employees, or agents; (iii) be written on an “occurrence” basis and provide that all coverage under such Policy is primary, that any “no other insurance” clause in such Policy excludes policies of insurance maintained by Lender or its affiliates, and that such Policy will not be brought into contribution with any insurance maintained by Lender or its affiliates; (iv) contain a standard without contribution mortgagee clause endorsement in favor of Lender, its successors, assigns, and affiliates, as their interests may appear; and (v) include an agreement by the insurer that any loss will be payable in accordance with the terms of the Policy notwithstanding any act or neglect of Borrower, anyone acting for Borrower, or any tenant or other occupant of a Site.  At least 30 days prior to the expiration of each Policy, Borrower shall furnish Lender written evidence that such Policy has been renewed or replaced by delivering to Lender a copy of the replacement Policy or other documentation reasonably satisfactory to Lender evidencing that the required insurance is in full force and effect.

(c)                         Lender Insurance.  SPECIAL NOTICE:  Unless Borrower provides Lender with evidence that the required Policies have been obtained, are in full force and effect, and meet the Insurance Requirements, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests.  Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has been obtained insurance satisfying the Insurance Requirements.  Borrower shall reimburse Lender, upon demand, for the costs of such insurance obtained by Lender, together with interest thereon at the default interest rate applicable to the Loans from the date such insurance was purchased to the date of such reimbursement.

4.5                      Casualty.

(a)                        Casualty; Continuation of Obligations.  Borrower shall at all times bear the entire risk of any loss, theft, damage to, or destruction of, any Collateral from any cause whatsoever, including as a result of a taking by eminent domain (a “Casualty”).  If a Casualty occurs, whether or not covered by insurance, Borrower will promptly give Lender written notice thereof, describing the nature and extent thereof.  No Casualty shall relieve Borrower of any of its Obligations, including its obligation to make regularly scheduled Note payments.

(b)                        Restoration Obligation.  Promptly following the occurrence of a Casualty, Borrower shall, at its expense, commence and diligently complete the repair, restoration, replacement, and rebuilding of the Collateral as nearly as possible to its value, condition and character immediately prior to the Casualty (a “Restoration”).  Borrower shall not be excused from Borrower’s Restoration obligation, regardless of whether there are Insurance Proceeds available to Borrower or whether any such Insurance Proceeds are sufficient in amount, and the application or release by Lender of any Insurance Proceeds shall not cure or waive any Default under this Agreement or the other Loan Documents or invalidate any act done pursuant thereto.

(c)                         Application of Insurance Proceeds.  All insurance proceeds with respect to any Casualty (the “Insurance Proceeds”) shall be payable to Lender, and Borrower authorizes and directs any affected insurance company to pay the Insurance Proceeds directly to Lender.  If Borrower receives any Insurance Proceeds relating to such Casualty, Borrower shall promptly pay such proceeds to Lender.  All Insurance Proceeds will be applied by Lender to payment of the Obligations in such order as Lender, in its sole discretion, shall determine.  To the extent that Insurance Proceeds are applied to prepay principal on the Loan, no prepayment fee will be charged in connection with such prepayment.  Notwithstanding the foregoing, if no Default has occurred and is continuing, the Insurance Proceeds, less costs, fees and expenses incurred by Lender and Borrower in the collection thereof, including adjuster’s fees and expenses and reasonable attorneys’ fees and expenses (the “Net Insurance Proceeds”), shall be made available to Borrower as follows:  (i) if the Net Insurance Proceeds are less than $100,000, the Net Insurance Proceeds shall be paid to Borrower and applied by Borrower to the cost of the Restoration; and (ii) if the Net Insurance Proceeds are $100,000 or greater, the Net Insurance Proceeds shall be held and disbursed by Lender, or as Lender may from time to time direct, as the Restoration progresses, to pay or reimburse Borrower for Restoration costs, upon Borrower’s written request accompanied by evidence, reasonably satisfactory to Lender, that:  (A) the Restoration is in compliance with Applicable Law and all private restrictions and requirements; (B) the amount requested has been paid or is then due and payable and is properly a part of such cost; (C) there are no Liens for labor or materials previously supplied in connection with the Restoration; (D) if the estimated cost of the Restoration exceeds the Net Insurance Proceeds (exclusive of proceeds received from Borrower’s business income insurance), Borrower has deposited into an escrow satisfactory to Lender such excess amount, which sum will be disbursed pursuant to escrow instructions satisfactory to Lender; and (E) the balance of such Net Insurance Proceeds, together with the funds deposited into escrow, if any, will, after making the payment requested, be sufficient to pay the balance of the Restoration costs.  Upon receipt by Lender of evidence reasonably satisfactory to it that the Restoration has been completed, the cost thereof has been paid in full, and that there are no Liens for labor or materials supplied in connection therewith, the balance, if any, of such Net Insurance Proceeds shall be paid to Borrower.

4.6                      Obligations regarding Representations and Warranties.  Borrower will do all things necessary or appropriate such that the representations and warranties of Borrower and the other Credit Parties contained in any of the Loan Documents remain true, complete, and correct.

4.7                      Franchise Agreement.  Borrower will timely comply with and perform all of its obligations under each Franchise Agreement, including all remodeling and re-imaging obligations, and will give Lender prompt written notice of the occurrence of any default by any Credit Party or Franchisor under such Franchise Agreement and of any notice of default given to any Credit Party by Franchisor.  Borrower will send Lender copies of all notices given by a Credit Party to Franchisor concurrently with the giving of such notices to Franchisor.  Borrower will keep each Franchise Agreement in full force and effect and will exercise all available options, such that the term of each Franchise Agreement, as so extended, will not expire prior to the Maturity Date (as defined in the Note).  Borrower will notify Lender immediately if any Site becomes subject to any PIP, and Borrower shall provide such information with respect to such PIP as Lender may require, including the expected expenses, required reserves and compliance requirements.  Borrower will complete (or cause to be completed), in lien free condition, all improvements required pursuant to each PIP by the earlier of (a) the date required thereunder; and (b) September 30, 2020.

4.8                      Management Agreement.  Borrower will timely comply with and perform all of the property owner’s obligations under the Management Agreement and will give Lender prompt written notice of the occurrence of any default by any Credit Party or Manager under the Management Agreement and of any notice of default given to any Credit Party by Manager.  Borrower will also give Lender prompt written notice of any bankruptcy filing by or against Manager of which Borrower has knowledge.  Borrower will send Lender copies of all notices given by a Credit Party to Manager concurrently with the giving of such notices to Manager.  Borrower will keep the Management Agreement in full force and effect and will exercise all available options, such that the term of the Management Agreement, as so extended, will not expire prior to the Maturity Date (as defined in the Note).

4.9                      Requirement to Operate.  At all times, Borrower shall (a) occupy each Site and diligently operate its business at each Site as the Permitted Concept; provided, however, that Borrower may cease operations at a particular Site during the course of a Restoration, to the extent that operations cannot reasonably be conducted during such Restoration; and (b) maintain each Site, including all buildings and other improvements associated with the Site, in good condition and repair, ordinary wear and tear excepted and safe and properly lighted.  Borrower will set aside and maintain adequate reserves for repair, replacement and maintenance of each Site.

4.10               Compliance with Applicable Law; Permits.  Borrower will comply with all Applicable Law, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect.  Borrower will obtain and maintain in full force and effect at all times all permits that are required to use and operate each Site as a Permitted Concept, including any required liquor licenses.

4.11               Payment of Indebtedness.  Borrower will, and will cause each Credit Party to, pay and discharge, when due and prior to delinquency, all of its Indebtedness, including, within 60 days of incurrence, all trade debt.

4.12               Books and Records.  Borrower will keep proper books and records in which complete and correct entries are made pursuant to GAAP and Applicable Law of all financial transactions and Borrower’s assets and business.

4.13               Inspections.  Each Credit Party shall, during normal business hours and upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which case no notice shall be required and Lender shall have access at any and all times):  (a) provide access to each Site to the Lender Parties, and their representatives, as often as Lender reasonably deems appropriate; and (b) permit the Lender Parties and their representatives to inspect, audit and make copies (or take originals if reasonably necessary) of such Credit Party’s books and records, and to inspect, review, evaluate and make physical inspections and appraisals of the Collateral in any manner and through any medium that

Lender considers advisable, and, in each such case, each Credit Party agrees to provide Lender, at Borrower’s cost and expense, such clerical and other assistance as Lender may reasonably request.

4.14               Estoppel Certificates.  From time to time and within 15 days after a request from Lender, Borrower will execute and deliver to Lender a certificate, in the form supplied by Lender, certifying (a) the unpaid principal of and interest on the Note as of the date of the certificate and whether Borrower or any other Credit Party claims any offset or defense against any such amounts; (b) whether, to the best of Borrower’s knowledge, there are then any existing Defaults by Borrower in the performance of its Obligations under any of the Loan Documents, and, if there are any such Defaults, specifying the nature and extent thereof; and (c) as to such other facts and circumstances as Lender may reasonably request.

4.15               Financial Reporting.

(a)                        Quarterly Reports.  Within 45 days after the end of each Fiscal Quarter of Borrower (excluding the last Fiscal Quarter in each Fiscal Year), Borrower shall deliver to Lender:

(i)                            Complete Financial Statements for the Fiscal Quarter then ended (other than for individuals).  Financial Statements are to include standard hotel data of rooms sold and rooms available for the Fiscal Quarter, as well as gross revenue breakdown of room revenue from other revenue for such period, so that occupancy ADR and RevPAR statistics for such Fiscal Quarter can be calculated;

(ii)                         The Smith Travel Research Reports for such Fiscal Quarter; and

(iii)                      Copies of the most recent Franchisor quality assurance reports available to Borrower.

(b)                        Annual Reports.  Within 90 days after the end of each Fiscal Year of Borrower, Borrower shall deliver to Lender:

(i)                            Complete Financial Statements as outlined in clause (a) above for the Fiscal Year then ended;

(ii)                         Complete REIT Financial Statements for the Fiscal Year then ended; and

(iii)                      Budgets and projections, including for capital expenditures, for the operation of each Site for the current Fiscal Year, in form and content reasonably satisfactory to Lender.

(c)                         Other Information.  Within 15 days following Lender’s written request, Borrower will also deliver to Lender such additional Financial Statements and information (financial or otherwise) as Lender may reasonably request from time to time, to verify compliance with the terms and conditions of the Loan Documents, including any financial covenants.

(d)                        Financial Statement Requirements.  All Financial Statements, other than Financial Statements for Credit Parties that are individuals or trusts, shall be prepared in accordance with GAAP on a consistent basis from period to period.  The Financial Statements need not be audited, but Borrower shall deliver to Lender copies of any audited Financial Statements which may be prepared, as soon as they are available.  “Financial Statements” means, for each of (i) Landlord Borrower, (ii) Tenant Borrower, (iii) Landlord Borrower and Tenant Borrower on a consolidated basis, and (iv) each other Credit Party that is an entity, a consolidated and consolidating balance sheet, including retained earnings, as of the end of the relevant fiscal period, together with related consolidating profit and loss statements, cash flows (if available), shareholders’ equity, and all related schedules for the fiscal period then ended; provided, however, quarterly Financial Statements will not require statements of retained earnings or cash flows unless requested by Lender.  In those cases where a Credit Party is an individual or a trust, Financial Statements shall also include statements of assets and liabilities, statements of trust property (if the Credit Party is a trust), tax returns, and such other information as Lender may reasonably request.  “REIT Financial Statements” means for [Lodging Fund REIT III OP, LP](1) a consolidated and

(1)  To be confirmed.

consolidating balance sheet, including retained earnings, as of the end of the relevant fiscal period, together with related consolidating profit and loss statements, cash flows (if available), shareholders’ equity, and all related schedules for the fiscal period then ended, such consolidated statements to be audited by an independent certified public accountant of nationally recognized standing reasonably acceptable to Lender.  “Fiscal Quarter” and “Fiscal Year” means, respectively, the quarterly accounting periods and the annual accounting periods of Borrower consistent with the Borrower’s accounting and reporting practices in effect on the Closing Date.

(e)                         Tax Returns.  Borrower shall deliver to Lender true and complete copies of all Tax Returns filed by Borrower, or if Borrower is a disregarded entity for tax purposes, by such Borrower’s sole member, during each Fiscal Year on or before the earlier of (i) 30 days after filing such Tax Returns with the appropriate Government Authorities; or (ii) November 15 of the succeeding Fiscal Year. Within 15 days following Lender’s written request, Borrower shall deliver to Lender true and complete copies of any requested Tax Returns filed by any other Credit Party.

(f)                          Compliance Certificates.  Each delivery of Financial Statements shall be accompanied by a compliance certificate from each Credit Party, in the form of Exhibit 4.15(f) (a “Compliance Certificate”), duly executed by the treasurer, chief financial officer, or other appropriate officer of such Credit Party.

4.16               Financial Covenants.  Borrower shall comply with each of the following financial covenants:

(a)                        Debt Service Coverage Ratio.  Borrower must maintain a Debt Service Coverage Ratio of at least 1.30:1, measured as of (i) [September 30,] 2020(2), and (ii) the last day of each Fiscal Quarter of Borrower’s next succeeding Fiscal Quarters throughout the Loan term.

(b)                        Debt Yield.  Borrower must maintain a Debt Yield of at least 10.0%, measured as of (i) [September 30,] 2020(3) and (ii) the last day of each Fiscal Quarter of Borrower’s next succeeding Fiscal Quarters throughout the Loan term.

4.17               Notice of Litigation and Other Defaults.  Borrower will give prompt written notice to Lender of the following of which Borrower has knowledge:  (a) any lawsuit or proceeding instituted by or against it in any court or before any arbitrator, commission or regulatory body or any such proceeding which is threatened against it; (b) any other action, event or condition of any nature which could reasonably be expected to have a Material Adverse Effect, or which, with notice or lapse of time or both, would constitute an event of default or a default under any other instrument or agreement to which it is a party or by or to which it or any of its assets may be bound or subject; and (c) the occurrence of any Default and the action Borrower proposes to take with respect thereto.

4.18               Single Purpose Entity Requirements.  Borrower shall comply with the following requirements and cause its organizational documents to include the following provisions, as required by Lender:  (a) Borrower shall not engage in any business or activity other than the acquisition, ownership, operation, maintenance, development and improvement of the Site and activities incidental thereto; (b) Borrower shall not acquire or own any material asset other than the Site and such incidental equipment and other personal property as may be necessary for the operation of the Site; (c) Borrower shall not commingle its assets with the assets of any of its Affiliates or of any other Person or transfer any assets, including pursuant to any statutory division, to any such Person other than transfers and distributions on account of equity interests in the Borrower permitted pursuant to the Loan Documents; (d) Borrower shall not allow any Person to pay its debts and liabilities (except Guarantor) or fail to pay its debts and liabilities solely from its own assets; (e) Borrower shall not fail to maintain its records, books of account and bank accounts separate and apart from those of its Affiliates and any other Person; (f) Borrower shall not fail to correct any known misunderstandings regarding the separate identity of Borrower; (g) Borrower shall not hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another Person or allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Borrower (except for Guarantor); (h) Borrower shall not make any loans or advances to any Person, including any Affiliate of Borrower; (i) Borrower shall not fail to file its own tax returns or to use separate contracts, purchase orders, stationery, invoices and checks; (j) Borrower shall not fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own

(2)  Date that is first fiscal quarter end after 1st anniversary of Closing Date.

(3)  Date that is first fiscal quarter end after 1st anniversary of Closing Date.

name in order not to mislead others as to the Person with which such other party is transacting business, or to suggest that Borrower is responsible for the debts of any third party (including any Affiliate of Borrower); (k) Borrower shall not fail to allocate fairly and reasonably among Borrower and any third party (including any Guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses; (l) Borrower shall not allow any Person to pay the salaries of Borrower’s employees or fail to maintain a sufficient number of employees for Borrower’s contemplated business operations; (m) Borrower shall not fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (n) Borrower shall not share any common logo with or hold itself out as or be considered as a department or division of any Affiliate of Borrower or any other Person or allow any Person to identify Borrower as a department or division of that Person; (o) Borrower shall not conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Borrower or the creditors of any other Person; (p) Borrower shall not incur, create or assume any indebtedness or liabilities other than the Loan and any swap, derivative, foreign exchange or hedge transaction or arrangement or similar transaction or arrangement entered into by Borrower in connection with the Loan and unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the Site and the Collateral not to exceed two percent (2%) of the outstanding balance of the Loan, and which is not evidenced by a note and which must be paid within sixty (60) days and which are otherwise expressly permitted under the Loan Documents; (q) no indebtedness, other than the Secured Obligations, may be secured by the Site; (r) Borrower shall not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale, statutory division or other transfer of any of its assets outside the ordinary course of Borrower’s business; (s) Borrower shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other), including pursuant to any statutory division, or own any equity interest in any other entity; (t) Borrower shall not, without the unanimous written approval of all members of Borrower, (i) file any insolvency, or reorganization case or proceeding, (ii) institute proceedings to have Borrower be adjudicated bankrupt or insolvent, (iii) institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, (iv) consent to the filing or institution of bankruptcy or insolvency proceedings against Borrower, (v) file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy or insolvency, (vi) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Borrower or a substantial part of its property, (vii) make any assignment for the benefit of creditors of Borrower, (viii) admit in writing Borrower’s inability to pay its debts generally as they become due, or (ix) take action in furtherance of any of the foregoing; (t) Borrower shall comply with all organizational formalities necessary to maintain its separate existence; (u) Borrower shall not enter into any transaction with any Affiliate except on an arm’s-length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements; or (v) Borrower shall cause the managers, officers, employees, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower.

4.19               Treasury Management.  Where commercially reasonable, Borrower shall establish and at all times thereafter maintain its primary depository and operating accounts and treasury management business with Lender.

4.20               Hotel Lease Obligations.  Borrower will timely comply with and perform all obligations under the Hotel Lease, and will give Lender prompt written notice of the occurrence of any default under such Hotel Lease.  Borrower will send Lender copies of all notices given under the Hotel Lease.  Borrower will keep the Hotel Lease in full force and effect and will exercise all available options under the Hotel Lease, such that the term of the Hotel Lease, as extended, will not expire prior to the Maturity Date (as defined in the Note) for the Loan.

ARTICLE 5
NEGATIVE COVENANTS

Until such time as all Obligations are fully paid and performed:

5.1                      No Name or Other Organizational Changes.  No entity Credit Party shall (a) amend, restate, supplement, or terminate its organizational documents in a manner that could reasonably be expected to have a Material Adverse Effect; or (b) change any of the following from what it is as of the Closing:  (i) its name; (ii) its place of business or, if there is more than one principal place of business, its chief executive office; (iii) its mailing address; (iv) the location of its books and records; (v) the type of legal entity that it is; (vi) the organization identification number issued by its state of incorporation or organization, if it has one; however if such Credit Party does not have such a number and later obtains one, such Credit Party will immediately notify Lender of such number; or (vii) its state of incorporation or organization, without, in each instance, giving Lender at least 45 days’ prior written notice thereof and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens in the Collateral.

5.2                      Accounting Changes.  No Credit Party shall change its accounting treatment, or reporting practices, except as required by GAAP or Applicable Law and then only after giving effect to Section 8.23 or change its Fiscal Year from that in effect on the date hereof.

5.3                      Maintenance of Existence; Consolidations and Mergers.  No entity Credit Party shall dissolve, liquidate, or otherwise cease to exist or merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, however, that the foregoing shall not operate to prevent a transaction that results in the Obligations being paid and performed in full.

5.4                      Business and Operational Changes.  No Credit Party shall (a) make any changes in any of such Credit Party’s business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Obligations or that could reasonably be expected to have a Material Adverse Effect; (b) carry on any business, operations or activities substantially different from those carried on by such Credit Party at the date hereof, including business, operations and activities reasonably related thereto; or (c) by itself or through any sale, lease or other transfer, convert any Site or other Collateral to an alternative use.

5.5                      No Liens.  No Credit Party shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any Collateral, except for Permitted Exceptions.

5.6                      Franchise Agreement Changes.  No Credit Party shall:  (a) agree to any Franchise Agreement amendment that could reasonably be expected to materially and adversely affect (i) the rights and privileges of the franchisee thereunder; or (ii) the rights, privileges, and remedies of Lender under the Loan Documents with respect to the Collateral or the Franchise Agreement; or (b) assign, transfer, mortgage, pledge or otherwise encumber any Franchise Agreement or any interest therein to any Person other than Lender.  Borrower will send Lender a copy of all Franchise Agreement amendments promptly following execution thereof by all parties thereto.

5.7                      Management Agreement Changes.  No Credit Party shall (a) agree to any Management Agreement amendment that (i) could reasonably be expected to materially and adversely affect the rights and privileges of the owner thereunder or the rights, privileges, and remedies of Lender under the Loan Documents with respect to the Collateral or the Management Agreement; or (ii) that would be inconsistent with the operational restrictions set forth in Section 5.4; (b) assign, transfer, mortgage, pledge or otherwise encumber the Management Agreement or any interest therein to any Person other than Lender; (c) make any change in Manager; or (d) become obligated with respect to any other Contractual Obligation for the maintenance or operation of any Site or for providing services in connection with such Site, other than the Management Agreement and other agreements entered into in the ordinary course of business and on normal and customary terms.  Borrower will send Lender a copy of all Management Agreement amendments promptly following execution thereof by all parties thereto.

5.8                      Prohibited Transactions.  No Credit Party shall do or permit to be done, voluntarily or involuntarily, or by operation of law or otherwise, any of the following (each, a “Prohibited Transaction”) without the prior written consent of Lender, in its sole discretion:  (a) sell, lease, mortgage, pledge, license, assign, transfer, or otherwise encumber or dispose of any Collateral to any Person, except for (i) sales of inventory in the ordinary course of business; and (ii) so long as no Default has occurred and is continuing, sales or other dispositions of obsolete equipment consistent with past practices, so long as such items are replaced by items of equal or greater value and utility; (b) sell, mortgage, pledge, assign, transfer, or otherwise encumber or dispose of its interest in this Agreement or the other Loan Documents; (c) engage in or allow a change of Control of any Credit Party to occur, including a change resulting from (i) direct or indirect transfers of beneficial ownership of, or the right and power to vote, stock or partnership, membership or other ownership interests, whether in one or a series of transactions; or (ii) creation or issuance of new or additional equity interests; (d) pledge, assign, or otherwise encumber or dispose of any interest in any Credit Party as collateral for any obligation of a Credit Party or any other Person; or (e) enter into any agreement to do, or which would or could result in, any of the foregoing.

5.9                      Affiliate Transactions; Use of Funds.  No Credit Party shall enter into a transaction between such Credit Party and another Credit Party or any Affiliate of any Credit Party unless the transaction is on terms substantially as advantageous as those which could be obtained in a comparable arm’s length transaction with an independent third party.  Borrower shall not use any proceeds of the Loan or the Collateral for personal, family, or household purposes.  No Credit Party shall use any portion of the Loan proceeds, directly or indirectly, to purchase or carry “margin stock” as defined in Regulation T, U or X of the Federal Reserve Board or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry such margin stock, or otherwise in any manner which is in contravention of any Applicable Law or in violation of this Agreement.

5.10               Equity Distributions.  Borrower shall not make any dividend or distribution for or on account of equity interests in Borrower if, either before or after giving effect to such dividend or distribution, a Default or Event of Default would occur or has occurred and is continuing.

5.11               ERISA.  Borrower shall not establish, maintain or incur any Liabilities with respect to, any ERISA employee benefit plan or multiemployer plan.

5.12            No Further Indebtedness.  Borrower shall not create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than (a) the Obligations and trade indebtedness incurred in the ordinary course of business provided, that such trade indebtedness shall be unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the Site and the Collateral not to exceed two percent (2%) of the outstanding balance of the Loan, and which is not evidenced by a note and which must be paid within sixty (60) days and which are otherwise expressly permitted under the Loan Documents; (b) obligations of Borrower existing or arising under any Related Swap Contract in form and substance satisfactory to Lender entered into by Borrower in connection with the Loan; and (c) obligations of Borrower existing or arising under any other Swap Contract entered into by Borrower in connection with the Loan provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

5.13               Sanctions, Anti-Corruption and Anti-Money Laundering Laws. No Credit Party or their Affiliates shall: (a) use any of the Loan proceeds for the purpose of: (i) providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person; or (ii) providing financing to or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Lender or Borrower, or any entity affiliated with Lender or Borrower, to be in breach of any Sanction; or (b) fund any repayment of the Loan with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause Lender or Borrower, or any entity affiliated with Lender or Borrower, to be in breach of any Sanction. Each Credit Party shall, at all times, comply, and cause its Affiliates to comply, with all AML Requirements. Borrower shall notify Lender in writing not more than one (1) Business Day after becoming aware of any breach of this Section.

5.14               Hotel Lease Changes.  Borrower shall not, without the prior written consent of Lender, in its reasonable discretion:  (a) agree to any amendment to the Hotel Lease that (i) could reasonably be expected to materially and adversely affect the rights and privileges of Borrower thereunder or the rights, privileges, and remedies of Lender under the Loan Documents with respect to the Collateral or the Hotel Lease; or (ii) that would be inconsistent with the operational restrictions set forth in Section 5.4; (b) enter into any sublease with respect to the Site; (c) assign, transfer, mortgage, pledge or otherwise encumber the Hotel Lease or any interest therein to any Person other than Lender; or (d) terminate the Hotel Lease.  Borrower will send Lender a copy of all Hotel Lease amendments promptly following execution thereof by all parties thereto.

ARTICLE 6
DEFAULTS AND REMEDIES

6.1                      Defaults.  The following constitute events of default (each, an “Event of Default”):

(a)                        Non-Payment.  The Borrower or any other Credit Party fails to pay within five (5) days after the same becomes due (i) any amount of principal of any Loan, (ii) any interest on any Loan or any fee due hereunder, or (iii) any other amount payable hereunder or under any other Loan Document.

(b)                        Misrepresentations.  If any representation or warranty of any Credit Party contained in any of the Loan Documents was untrue or incorrect in any material respect when made or deemed made, or if a Credit Party renders any statement or account which is untrue, incorrect, or incomplete in any material respect.

(c)                         Certain Covenant Breaches.  If Borrower (i) shall fail to maintain insurance in accordance with the requirements of this Agreement or any of the other Loan Documents; (ii) shall fail to perform or observe any term, covenant or agreement contained in any of Sections 4.1, 4.10, 4.13, 4.15, 4.16, 4.17 or 4.18; or (iii) breaches any of the covenants contained in Article 5.  An Event of Default under clause (ii) or clause (iii) shall conclusively be deemed to be a continuing Event of Default until Lender, in its sole discretion, waives such Event of Default in writing.

(d)                        Non-Monetary Events of Default.  If any Credit Party fails to observe or perform any of the covenants, conditions, or obligations of this Agreement or any of the other Loan Documents, other than those referred to in the other subsections of this Section 6.1, and such failure continues without being fully cured for more than 30 days following written notice to such Credit Party of such failure.  However, if such failure is not willful or intentional, does not place any rights or interest in any Collateral in immediate jeopardy, and is within the reasonable power of such Credit Party to promptly cure after receipt of notice thereof, all as determined by Lender in its reasonable discretion, then such failure shall not constitute an Event of Default (unless otherwise expressly provided) if during such 30-day period, such Credit Party begins to cure the failure and then diligently pursues the cure to completion, except that in no event will the cure period under this subsection exceed 90 days from the date such Credit Party receives the notice from Lender.  If such Credit Party fails to cure such failure within the time periods provided in this subsection, an Event of Default shall be deemed to have occurred without further notice or demand of any kind being required.

(e)                         Dissolution. Any Credit Party that is an entity is dissolved or its existence is terminated or there is commenced against any such Credit Party any action or proceeding which seeks as one of its remedies the dissolution of such Credit Party or termination of its existence.

(f)                          Bankruptcy, Insolvency, and Certain Other Proceedings.  Occurrence of any of the following:

(i)                            Insolvency; Business Cessation.  Any Credit Party (A) ceases to be Solvent; (B) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (C) voluntarily ceases to conduct its business in the ordinary course; or (D) takes any action to effectuate or authorize any of the foregoing;

(ii)                         Insolvency Proceedings.  Any Credit Party shall institute or have instituted against it any proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, receivership, or relief of debtors, (A) seeking to adjudicate it bankrupt or insolvent; (B) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order; or (C) seeking entry of an order for relief or appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, or other official with similar powers, for it or for any substantial part of its property; and in the case of any such proceeding or other action instituted against (but not by or with the consent of) such Credit Party, either (i) such proceeding or action shall remain undismissed or unstayed for a period of 60 days or more; or (ii) any action sought in such proceedings shall occur;

(iii)                      Failure of Enforceability or Lien.  If (A) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, a Credit Party; (B) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery thereof, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby; (C) any such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document; or (D) a Credit Party shall state in writing that any of the events described in the preceding clauses of this subsection has occurred; or

(iv)                     Actions in Furtherance.  Any Credit Party shall take any action to authorize or effectuate, or otherwise further, any action or circumstance described in the preceding clauses of this Section 6.1(f).

(g)                         Death or Incompetency of Guarantor.  A Guarantor dies or becomes incompetent; provided, however, that in the event of a death or incompetency, an Event of Default shall not occur if either (i) such Guarantor’s estate or conservator, as applicable, assumes unconditionally the obligations arising under the Guaranty in a manner satisfactory to Lender, and Lender determines in its reasonable discretion that such deceased Guarantor’s estate or Guarantor, through Guarantor’s conservator, as applicable, maintains a tangible net worth and liquidity that is not less than the tangible net worth and liquidity of the applicable Guarantor at such Guarantor’s death or incompetency, or (ii) a substitute Guarantor acceptable to Lender, in Lender’s sole and absolute discretion, is provided within 30 days of such death or incompetence.

(h)                        Litigation.  A final judgment or judgments for the payment of money shall be rendered against any Credit Party, unless (i) the same shall be (A) fully covered by insurance and the issuer(s) of the applicable policies shall have acknowledged full coverage in writing within 30 days of judgment or (B) vacated, stayed, bonded, paid or discharged within a period of 45 days from the date of such judgment; or (ii) payment of such money judgment would not have a Material Adverse Effect.

(i)                            Other Defaults.  If (i) a default occurs in the payment or performance when due (after giving effect to any applicable notice and grace periods), whether by acceleration or otherwise, of any Indebtedness or other material Contractual Obligation of any Credit Party; (ii) the Franchise Agreement, the Management Agreement or the Hotel Lease terminates or expires prior to the performance and payment in full of the Loan; or (iii) any other event or circumstance designated elsewhere in this Agreement or the other Loan Documents as an Event of Default shall occur.

(j)                           Breach of Sanctions Provisions.  The failure of any representation or warranty of Borrower, or Borrower’s or any Credit Party’s failure to perform or observe any covenant, contained in either of those Sections of this Agreement entitled “Sanctions, Anti-Corruption and Anti-Money Laundering Laws” or “Sanctions”.

(k)                        Crimes and Forfeitures.  Any officer, director, manager, or owner of a Credit Party shall be charged with, indicted for, or convicted of a crime (other than misdemeanor traffic violations), a punishment for which could include the forfeiture of any assets of such Credit Party or of any equity interest in such Credit Party, the loss of eligibility for any permit, imprisonment, or a material fine or other material monetary penalty.

(l)                            Cross-Default.  There occurs under any Related Swap Contract any default or event of default under such Related Swap Contract as to which the Borrower or any Credit Party is the defaulting party.

6.2                      Remedies.  Upon the occurrence and during the continuance of an Event of Default, Lender may declare all or any part of the Obligations to be due and payable without presentment, demand, protest or further notice of any kind.  Upon any Event of Default described in Section 6.1(f), all of the unpaid principal of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall be immediately due and payable.  Borrower waives any notice of intent to accelerate payment of such principal, interest or amounts, and notice of such acceleration.  In addition, Lender may exercise, at its option, concurrently, successively or in any combination, all rights and remedies now or in the future available under any of the Loan Documents or at law or in equity, and none of such rights or remedies are exclusive.  Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect Lender’s rights to realize upon or enforce its rights with respect to any security now or in the future held by Lender, and Lender is entitled to enforce this Agreement and its rights and remedies with respect to any such security in such order and manner as it may in its sole discretion determine.

6.3                      No Waiver or Cure.  Neither the application of a default rate of interest in the circumstances described in the Note or any of the other Loan Documents nor the imposition of any late fee shall be interpreted to extend any cure period set forth in the Note or any other Loan Document; to cure any Default; or to otherwise limit or waive any of Lender’s rights or remedies under this Agreement, the Note, or any other Loan Document.

6.4                      Full Payment Required.  The acceptance by Lender of any sum after the same is due shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums hereby secured or to declare a subsequent Event of Default.  The acceptance by Lender of any sum in an amount less than the sum then due shall be deemed to be an acceptance on account only and upon condition that it shall not constitute a waiver of Borrower’s obligation to pay the entire sum then due, and Borrower’s failure to pay such entire sum then due shall, at Lender’s election, constitute an immediate Event of Default without the necessity for any further notice, notwithstanding such acceptance of such amount on account.

6.5                      Right to Cure; Interest; Late Fees.  Lender may (but has no obligation to) pay, perform, and discharge any and all costs, expenses and liabilities that are the responsibility of any Credit Party under any Loan Document, if such Credit Party fails to timely pay, perform or discharge the same after 10 days prior written notice to such Credit Party of Lender’s intent to take such action.  All amounts reasonably expended by Lender in so doing shall (a) be part of the Obligations, secured by Lender’s Liens; (b) bear interest at the default interest rate applicable to the Loan from the date Lender made payment until paid; and (c) be immediately due and payable to Lender on demand.  All other amounts at any time owed by any Credit Party to Lender, other than amounts due and payable pursuant to the Note, shall bear interest at the default interest rate applicable to the Loan from the date due until paid.  Late fees shall be due and payable as provided in the Note.

ARTICLE 7
LENDER TRANSFERS

7.1                      Lender Transfers.  Lender, from time to time and without the consent of any Credit Party, may assign, sell, or transfer all or any portion of its right, title, and interest, including servicing rights, in the Loan or the Loan Documents, in each case whether as part of a securitization or by participation, assignment, sale or other transfer (each, a “Lender Transfer,” with the interests that are the subject of the Lender Transfer being referred to as the “Transferred Interests”).  From and after the date of a Lender Transfer, Lender shall automatically be released from liability for the performance of any obligation arising out of or relating to the Transferred Interests.  Each Credit Party shall execute such modifications to the Loan Documents or other documents as shall, in Lender’s reasonable judgment, be necessary or desirable in connection with any Lender Transfer.  Upon a Lender Transfer (including transfer of a participation interest) of less than all of the Loan (a “Partial Assignment”), each Credit Party agrees that:  (a) Lender may become a fiscal agent, administrative agent, or servicer of the Loan or may delegate servicing or agent responsibilities to another Person; (b) the granting of consents or approvals pursuant to the Loan Documents may require the compliance with participation agreements, servicing agreements, co-lending agreements or other agreements governing the Partial Assignment, including the joinder or agreement of other Persons holding an interest pursuant to the Partial Assignment or providing servicing with respect to the Loan; and (c) Lender will not be in breach or violation of this Agreement or the other Loan Documents or be deemed to have acted unreasonably after a Partial Assignment if Lender withholds a consent or approval by reason of Lender’s inability to obtain the required joinder or agreement of such other Persons.

ARTICLE 8
GENERAL PROVISIONS

8.1                      Defined Terms; Applicability of General Provisions.  Capitalized terms used herein and in the other Loan Documents and not otherwise defined herein or therein have the meanings set forth on the “Schedule of Defined Terms” attached as Exhibit 8.1.  The Schedule of Defined Terms also includes various rules of construction and interpretation that the parties agree are applicable to each Loan Document.  Unless otherwise specifically provided, all terms defined herein, on the Schedule of Defined Terms, or in any other Loan Document shall have the same defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein provided.  The provisions of this Article and the Schedule of Defined Terms apply equally to each Loan Document and each Credit Party, the same as if such provisions were set forth in full in each other Loan Document.

8.2                      Modifications, Approvals, Waivers and Consents.  None of the terms and provisions of this Agreement or the other Loan Documents may be amended, extended, renewed, terminated, or supplemented, nor shall Lender have waived any of its rights under any of the Loan Documents, by any course of dealing or other action or inaction of the parties, unless and until the Credit Parties obtain Lender’s prior written consent with respect to any such matter, which consent may be withheld or conditioned in Lender’s sole discretion, unless otherwise expressly provided in the Loan Documents.  Lender’s approval or waiver of, or consent to, any matter shall not be deemed an approval or waiver of, or consent to, the same or any other matter on any future occasion.  All approvals, waivers, and consents granted by Lender for any matter shall be narrowly construed to cover only the parties and facts identified in such approval, waiver or consent.  No failure to exercise and no delay in exercising, on Lender’s part, any right, remedy, power or privilege hereunder or pursuant to any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or pursuant to any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.3                      Binding Effect.  Each of the Loan Documents shall become effective when executed by the required Credit Parties and Lender and shall be binding upon and inure to the benefit of the Credit Parties and Lender, and, in each case, their respective heirs, executors, representatives, successors and permitted assigns.

8.4                      Costs, Expenses and Fees.  Any action taken by a Credit Party with respect to the Loan or any Loan Document, even if required thereunder or at Lender’s request, shall be at Borrower’s sole cost and expense.  Borrower agrees to pay Lender, or reimburse Lender within 10 days of written demand therefor, for all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred by or on behalf of the Lender Parties in connection with:  (a) the interpretation or administration of the Loan and Loan Documents, including Lender’s evaluation of, and determinations with respect to, any conditions precedent that must, at any time, be satisfied by Borrower; (b) the preparation, negotiation, execution, and consummation of any modification, termination, or waiver of any Loan Document, including any commitment or proposal letter related thereto; (c) any request for Lender consent to or approval of any matter; (d) internal audit reviews, field inspections, Collateral examinations, and Collateral releases and substitutions; (e) any refinancing or restructuring of the Loan in the nature of a “work-out”; (f) the enforcement or preservation of any right or remedy under any Loan Document or with respect to any Obligation or the Collateral, or any other related right or remedy, whether at law or in equity; (g) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Loan Document, any Collateral, or any Obligation (including preparation for and/or response to any subpoena or request for document production relating thereto); and (h) any other matter stated herein or in any other Loan Documents to be at the expense of Borrower or any other Credit Party.  Lender may charge, and Borrower agrees to pay, a reasonable processing and review fee in connection with the foregoing matters.  Lender may also charge Borrower such additional fees as Lender may require, as consideration to Lender in connection with, and as a condition precedent to, any such matter.  From time to time, Lender may impose fees or charges, which Borrower agrees to pay, for returned checks, multiple payoff quotes, additional document copies, processing non-ACH payments, release fees, and such other services as it may provide to any Credit Party during the term of the Loan.

8.5                      Broker Involvement.  Borrower represents and warrants to and covenants with Lender that no Credit Party has dealt with any broker, agent, finder or other intermediary, and Lender represents and warrants to and covenants with Borrower that no Lender Party has dealt with any broker, agent, finder or other intermediary, in each case in connection with the Loan and the transactions contemplated by this Agreement and the other Loan Documents.

8.6                      Indemnities.  Borrower agrees to indemnify, hold harmless and defend each of the Lender Parties (each, an “Indemnitee”) for, from and against all Liabilities that may be imposed on, incurred by or asserted against an Indemnitee in any matter relating to or arising out of:  (a) any Loan Document or Obligation (or repayment thereof) or the use of Loan proceeds; (b) the Commitment, or any other commitment letter, proposal, or term sheet with any Person; (c) Borrower’s operations at or relating to the Sites; (d) the Collateral, including its design, construction, operation, alteration, maintenance, or use by Borrower or any other Person; (e) any permitted disclosure of Credit Party Information; (f) any misrepresentation or inaccuracy in any representation or warranty in any Loan Document; (g) any breach or failure by any Credit Party to pay or perform the Obligations; or (h) any other act, event or transaction related, contemplated in or attendant to any of the foregoing, including any actual or prospective investigation, litigation or other proceeding relating to any of the foregoing, whether or not such Indemnitee initiated such investigation, litigation or other proceeding or is a party thereto and without regard to legal theory, including pursuant to Applicable Law, common law, equity, contract, tort, or otherwise (collectively, the “Indemnified Matters”).  Notwithstanding the foregoing, Borrower shall not have any liability hereunder to any Indemnitee with respect to any Indemnified Matter, to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, Borrower and each other Credit Party waive and agree not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Lender Party.

8.7                      Survival.  Any indemnification or other protection provided to a Lender Party pursuant to any Loan Document, all representations and warranties made in any Loan Document, the provisions of this Article 8, and all other provisions of the Loan Documents that are stated to survive, shall survive repayment in full and performance of the Obligations and inure to the benefit of any Person that at any time held a right thereunder and, thereafter, its successors and permitted assigns.

8.8                      Limitation of Liability. In no event shall Lender, any Credit Party, or any Affiliate of Lender or any Credit Party be liable to any Person on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Lender and each Credit Party hereby waive, release and agree (and shall cause each of its respective Affiliates to waive, release and agree) not to sue upon any claim for special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, however, that nothing herein shall be deemed a waiver of Lender’s rights to sue upon or otherwise recover on all amounts due Lender under the Loan Documents, including with respect to the Obligations and the Collateral.

8.9                      Relationship of the Parties.  The relationship between Lender, on the one hand, and the Credit Parties, on the other hand, is solely that of lender and creditor.  Lender has no fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between Lender and any Credit Party by virtue of, any Loan Document or any transaction contemplated therein.  No Loan Document provision is intended, nor shall be deemed or construed, to make Lender in any way responsible for the debts, obligations or losses of any Credit Party.

8.10               Notices.  All notices, demands, requests, and other communications (collectively, “Notices”) required or authorized to be made by the Loan Documents shall be in writing and addressed (a) if to Borrower, to the notice address for the Borrower Representative as on the signature page hereto to such other address as the Borrower Representative may provide to Lender in a Notice given after the date hereof; (b) if to any other Credit Party, to the notice address for such Credit Party specified in the Loan Documents executed by such Credit Party or to such other address as such Credit Party may provide to Lender in a Notice given after the date hereof; and (c) if to Lender, at Lender’s notice address on the signature page hereto or to such other address as Lender may provide to the Credit Parties in a Notice given after the date hereof.  Notices may be given by hand delivery; by overnight delivery service, freight prepaid; or by U.S. mail, postage paid, and shall be effective and deemed to have been received (x) upon personal delivery to a responsible individual at the appropriate notice address, if Notice is given by hand delivery; (y) one Business Day after delivery to an overnight delivery service, if Notice is given by overnight delivery service; and (z) two Business Days following deposit in the U.S. mail, if Notice is given by U.S. mail.

8.11               Governing Law.  THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES) SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT.

8.12               Jurisdiction and Service of Process.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York having proper venue, and Borrower accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided, however, that nothing in this Agreement shall limit or restrict Lender’s right to commence any proceeding in the federal or state courts located in the state in which a particular Site is located to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under any Loan Document.  Lender and Borrower hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that either of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.  Borrower hereby (a) irrevocably waives personal service of any and all legal process, summons, notices and other documents of any kind; (b) consents to such service in any suit, action or proceeding brought in the United States by any means permitted by Applicable Law, including by the mailing thereof to Borrower’s address specified on the signature page hereto; and (c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

8.13               Waiver of Jury Trial.  LENDER AND EACH CREDIT PARTY, TO THE MAXIMUM EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

8.14               Arbitration.

(a)                        Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.  In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)                        Governing Rules.  Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)                         No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)                        Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)                         Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)                          Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)                         Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)                        Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)                            Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

8.15               Severability.  Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

8.16               Document Execution.  This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties in separate counterparts, each of which, when so executed, shall be deemed an original and all of which, taken together, shall constitute one integrated agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Except as otherwise expressly provided in any Loan Document, the E-Transmission of an executed signature page to a Loan Document shall be as effective as delivery of a manually executed counterpart thereof.  The parties may, but are not required to, transmit or otherwise make or communicate any Loan Document as an E-Transmission, except that the Credit Parties shall deliver, as a further condition to Closing, live pen and ink signatures for those Loan Documents to be delivered on or before Closing, that Lender, in its sole discretion, designates as requiring live signatures.  From time to time after Closing, each Credit Party agrees to deliver to Lender, upon Lender’s request, a live pen and ink signature page for any Loan Document.  Where this Agreement or any other Loan Document, including any executed signature pages, is communicated by

E-Transmission:  (a) this Agreement, such other Loan Document and such signature pages shall conclusively be deemed sufficient to satisfy any requirement for a “writing,” “authentication,” “signature,” or “original” pursuant to any Loan Document or Applicable Law and shall be admissible as an original in any legal proceeding arising out of or relating to this Agreement or any of the other Loan Documents; and (b) each such E-Transmission shall have the same legal effect as a live pen and ink signed paper original.  Neither Lender nor any Credit Party shall contest the validity or enforceability of any Loan Document, on the basis that such Loan Document, or one or more signatures hereto or thereto was the subject of an E-Transmission; provided, however, that nothing herein shall limit a party’s right to contest whether this Agreement or such other Loan Document has been altered after E-Transmission or whether the E-Transmission was delivered to an appropriate representative of Lender.  “E-Transmission” means the communication of any document, including signature pages, by e-mail or any system used to receive or transmit faxes electronically.

8.17               USA Patriot Act Notice, Compliance.  The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, Lender may from time-to-time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

8.18               Tombstones; Use of Lender Name.  Each Credit Party consents to the publication by Lender of any tombstones, press releases, advertising or other promotional materials (including via E-Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark.  Lender shall provide a draft of any such press release, advertising or other promotional material to Borrower Representative for review and comment prior to the publication thereof.  Each Credit Party agrees not to issue any press release or other public disclosure using the name or logo of or otherwise referring to Lender or any of its Affiliates, the Loan Documents, or any transaction contemplated thereby, without Lender’s prior consent, except to the extent required to do so under Applicable Law and then only after consulting with Lender prior thereto.

8.19               Time of the Essence; Time Periods.  Time is of the essence for performance of the Obligations under each of the Loan Documents.  Unless otherwise expressly stated in a particular Loan Document, the time for performance of any obligation or taking any action under such Loan Document shall be deemed to expire at 5:00 o’clock p.m. on the last day of the applicable time period provided for in such Loan Document.  If the time for performance of any obligation or taking any action under such Loan Document expires on a day other than a Business Day, the time for performance or taking such action shall be extended to the next succeeding Business Day.  Unless otherwise expressly stated, references in any of the Loan Documents to a particular time of day shall be to Pacific time.

8.20               Right Of Setoff; Deposit Accounts.  Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Lender, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Lender shall have declared the Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under this Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Lender to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender, in its sole discretion, may elect.  Borrower hereby grants to Lender a security interest in all deposits and accounts maintained with Lender to secure the payment of all obligations and liabilities of Borrower to Lender under the Loan Documents.

8.21               Authorization to Provide Information.  Each Credit Party authorizes its banks, creditors (including trade creditors), vendors, suppliers, Franchisor, Manager, and customers to disclose and release to the Lender Parties any and all information they may request from time to time regarding (a) any depository, loan or other credit account of such Credit Party; (b) the status of the Franchise Agreement and the Management Agreement; (c) the affairs and financial condition of such Credit Party, or any operator of the Sites; and (d) the business operations at the Sites, including Site level and entity level operating results.  Each Credit Party also expressly authorizes the Lender Parties, from time to time while any of the Obligations are outstanding to perform background, credit, judgment, lien and other checks, searches, inspections and investigations and to obtain personal and business credit reports and asset reports with respect to such Credit Party and to answer questions about its credit experience with such Credit Party.  All of the information which the Lender Parties obtain from time to time in accordance with this Section, together with all other information which the Lender Parties now possess or in the future may acquire with respect to any of the Credit Parties, the Collateral, the Loan, or the business operations at the Sites, whether pursuant to the Loan Documents or otherwise, is referred to as “Credit Party Information.”

8.22               Permitted Disclosures of Credit Party Information.  Each Credit Party authorizes the Lender Parties (each, an “Authorized Person”) to disclose Credit Party Information:  (a) to Franchisor upon the occurrence and during the continuation of a Default; (b) to any proposed transferee, purchaser, assignee, servicer, participant, lender, investor, ratings agency, or other Person with respect to any proposed Lender Transfer or sale of any of the Collateral; (c) to any other Authorized Person or any insurance or title company in connection with the transactions contemplated by the Loan Documents, including any action, suit, or proceeding arising out of, in connection with, or relating to, this Agreement or the other Loan Documents, the Loan, or any other transaction contemplated hereby; (d) to the extent such information is or becomes available to an Authorized Person from sources not known by such Authorized Person to be subject to disclosure restrictions; (e) to the extent disclosure is required by Applicable Law or other legal process or is requested or demanded by any Government Authority; and (f) as may otherwise be authorized in writing by Borrower. Borrower and each other Credit Party also authorize and consent to the use by the Authorized Persons of data relating to Borrower’s operations, including unit-level and corporate level operating results, to produce and distribute various industry statistical analyses and data compilations, provided that all such analyses and data compilations will be aggregated and will not be specifically attributable to the Sites, Borrower, any other Credit Party, or any operator or lessee of the Sites.  Each Credit Party agrees that the disclosures permitted by this Section and any other disclosures of Credit Party Information authorized pursuant to any of the Loan Documents may be made even though any such disclosure may involve the transmission or other communication of Credit Party Information from the nation of residence or domicile of such Credit Party or an Authorized Person to another country or jurisdiction, and each Credit Party waives the provisions of any data privacy law, rule, or regulation of any applicable Government Authority that would otherwise apply to the disclosures authorized in this Section.

8.23               Corrections and Insertions.  Lender may correct patent errors in the Loan Documents and fill in all blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

8.24               Transaction Characterization.  The Loan Documents are a contract to extend a Financial Accommodation (as such term is used in the Bankruptcy Code) for Borrower’s benefit.

8.25               Further Assurances.  At any time and from time to time, upon Lender’s written request and at Borrower’s sole expense, Borrower shall promptly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem necessary or advisable to (a) fully implement and obtain the full benefits of this Agreement and the other Loan Documents; (b) protect, preserve, maintain and enforce Lender’s rights in (and the priority of Lender’s Liens on) any Collateral; and (c) enable Lender to exercise all of its rights, remedies and powers granted in the Loan Documents.

8.26               Accounting Requirements.  All accounting terms shall be construed, and all accounting determinations required to be made pursuant to any Loan Document, including with respect to financial covenant compliance, shall, unless otherwise expressly provided, be made, in accordance with GAAP.  However, if there is a change in GAAP following the date of this Agreement and that change is implemented by Borrower, such change shall not be given effect if such change would affect a calculation that measures compliance with, or entitles any Credit Party to any rights under, any provision of the Loan Documents unless Borrower and Lender agree in advance and in writing to modify such provisions to reflect such change.  Unless such provisions are modified, all Financial Statements, compliance certificates and similar documents provided pursuant to the Loan Documents shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change.  Notwithstanding any other provision contained herein or any of the other Loan Documents, all terms of an accounting or financial nature used in this Agreement or any of the other Loan Documents shall be construed, and all computations of amounts and ratios provided for in this Agreement or any of the other Loan Documents shall be made, without giving effect to any election under FAS 159 (ASC 825) (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party at “fair value,” as defined therein.

8.27               Interpretation.  The Loan Documents shall be interpreted and construed in a fair and impartial manner without regard to such factors as which party prepared the document, the relative bargaining powers of the parties or a party’s domicile, but shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

8.28               Interpretative Rules.  Unless otherwise expressly provided or the context may otherwise require:  (a) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in a Loan Document, shall refer to such Loan Document as a whole and not to any particular provision hereof or thereof; (b) in the computation of time periods from a specified date to a later specified date, the term “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including” and the term “including” means “including without limitation”; (c) the term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings; (d) the term “sole” means “sole and absolute”; (e) Article, Section, subsection, clause, Appendix, Exhibit, Schedule, and Table references in a Loan Document are to such items in or attached to such Loan Document; (f) references to a Loan Document include all exhibits, schedules, and appendices thereto and, unless Lender’s consent is required therefor but was not obtained, any amendment, restatement, or supplement thereto; (g) references to any statute, law, ordinance, regulation or rule are to such statute, law, ordinance, regulation or rule, as modified from time to time and to any successor to any such statute, law, ordinance, regulation or rule, in each case as in effect at the time any such reference is operative; (h) Article, Section, subsection, Appendix, Exhibit, Schedule and Table titles and other divisions contained in any Loan Document are without substantive meaning or content of any kind and are not a part of the agreement between the parties; (i)  the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term; and (j) references to days, months, and years are to calendar days, months, or years, unless otherwise defined.

8.29               Co-Borrower Provisions.

(a)                        Joint and Several Liability.  References in this Agreement and the other Loan Documents to “Borrower” are to each Borrower signing this Agreement.  Each Borrower’s liability with respect to the Obligations is joint and several, notwithstanding the provisions of subsection (c) below, including any allocation of losses and liabilities pursuant to such subsection or otherwise.  Each Borrower is a direct, primary and independent obligor, and no Borrower shall be deemed to be a guarantor, accommodation party or otherwise secondarily liable for the Obligations.  Each Borrower represents and warrants to and covenants with Lender that (i) Borrowers are engaged in operations that require financing on a joint basis and, accordingly, each Borrower will materially benefit, directly or indirectly, from the Loan; (ii) the Loan has been offered to Borrowers on a joint basis and would not be available to Borrowers on an individual basis on the terms and conditions stated in this Agreement; and (iii) the benefits received by each Borrower are reasonably equivalent to the obligations undertaken by each Borrower.

(b)                        Borrower Representative.  Each Borrower hereby appoints LF3 PRATTVILLE TRS, LLC (“Borrower Representative”) as its representative and agent, and Borrower Representative accepts such appointment, for the purposes of (i) making the Closing Draw Request, including giving Lender disbursement instructions, wire and deposit instructions, and telephonic confirmations; (ii) delivering certificates, including compliance certificates; (iii) selecting interest rate options, if applicable; (iv) giving and receiving all Notices and consents hereunder or under any of the other Loan Documents; (v) requesting and providing information with respect to accounts payable matters; financial reporting matters, property tax matters (if applicable); insurance matters, and all other account servicing matters; and (vi) taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents or otherwise with respect to the Loan.  Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers.  Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(c)                         Obligations and Allocations among Borrowers.  If any Borrower (the “Overpaying Borrower”) pays (whether directly or by application of Collateral), or is otherwise held liable for, obligations in excess of the

Pro Rata Share of the Overpaying Borrower, the other Borrowers will pay the amount of such excess to the Overpaying Borrower and will indemnify the Overpaying Borrower for, from and against any claims, damages, loss or liability arising from or related to such overpayment.  Borrowers agree to maintain books and records accurately reflecting each Borrower’s Pro Rata Share.  This subsection is only intended to allocate payments, losses, and liabilities among Borrowers in order that (i) as between Borrowers, each Borrower is ultimately liable for its Pro Rata Share; and (ii) the value to each Borrower of the resulting rights and claims against other Borrowers pursuant to this subsection will assure that no Borrower is rendered “insolvent” by virtue of the Obligations for purposes of any Applicable Law relating to fraudulent conveyances and similar claims.  The rights and obligations among Borrowers pursuant to this subsection shall survive the payment and performance of the Obligations.  “Pro Rata Share” means the amount of Loan proceeds actually advanced to or for the benefit of each Borrower as reflected on the books and records of such Borrower.  Each Borrower has expressly assumed the risk that such Borrower’s actual liability may exceed such Borrower’s Pro Rata Share and that overpayments may not actually be reimbursed or indemnified.

(d)                        Waivers.

(i)                            Each Borrower authorizes Lender, without notice to or demand on such Borrower, and without affecting such Borrower’s liability for the Obligations, from time to time to: (i) alter, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the indebtedness of any other Borrower to Lender on account of the Loan; (ii) take and hold security from any other Borrower for the payment of any Obligations and exchange, enforce, waive, subordinate or release any such security; (iii) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage, or deed of trust, as Lender in its discretion may determine; (iv) release or substitute any one or more of the endorsers or any guarantors of any Loan hereunder, or any other party obligated thereon; and (v) apply payments received by Lender from any other Borrower to indebtedness of such other Borrower to Lender other than to any Loan extended under this Agreement.

(ii)                         Each Borrower waives any right to require Lender to: (i) proceed against any other Borrower or any other Person; (ii) proceed against or exhaust any security held from any other Borrower or any other Person; (iii) pursue any other remedy in Lender’s power; (iv) apply payments received by Lender from any other Borrower to any of the Obligations; (v) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of any kind, including without limitation, any notice of nonperformance, protest, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration; or (vi) set off against the Obligations the fair value of any real or personal property given as collateral for the Obligations (whether such right of setoff arises under statute or otherwise).  In addition to the foregoing, each Borrower specifically waives any statutory right it might have to require Lender to proceed against other Borrowers or any collateral that secures the Obligations.

(iii)                      Each Borrower waives to the extent permitted by Applicable Law any defense to its liability for repaying any Loan extended under this Agreement based upon or arising by reason of: (i) any disability or other defense of any other Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the liability of any other Borrower for the Obligations; (iii) any lack of authority of any officer, director, partner, agent or other person acting or purporting to act on behalf of any other Borrower or any defect in the formation of any other Borrower; (iv) the application by any other Borrower of the proceeds of any Loan extended under this Agreement for purposes other than the purposes intended or understood by Lender or each other Borrower; (v) any act or omission by Lender which directly or indirectly results in or aids the discharge of any other Borrower by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Lender against any other Borrower; (vi) any impairment of the value of any interest in any security for any Obligations, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with Applicable Law in disposing of, any such security; or (vii) any modification of the Indebtedness of any other Borrower for any Loan extended under this Agreement, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the indebtedness of any Borrower for any Loan extended under this Agreement, including increase or decrease of the rate of interest thereon.

(iv)                     Until the Obligations shall have been paid in full, no Borrower shall have any right of subrogation.  Each Borrower waives all rights and defenses it may have arising out of (i) any election of remedies by Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for each Loan extended under this Agreement, destroys its rights of subrogation or its rights to proceed against any other Borrower for reimbursement, or (ii) any loss of rights it may suffer by reason of any rights, powers or remedies of any other Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Borrower’s indebtedness for each Loan extended under this Agreement, whether by operation of law, or otherwise, including any rights Borrower may have to claim a fair market credit with respect to a deficiency or have a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness, and Borrower waives any right Borrower may have under any “one-action” rule.  Borrower further waives the benefit of any homestead, exemption or other similar laws.

(v)                        Until all Obligations arising under or in connection with this Agreement shall have been paid in full, each Borrower waives any right to enforce any remedy which Lender now has or may hereafter have against any other Borrower or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Lender.  To the fullest extent permitted by Applicable Law, Borrower waives all rights of a surety and the benefits of any applicable suretyship law, statute or regulation, and without limiting any of the waivers set forth herein, Borrower further waives any other fact or event that, in the absence of this provision, would or might constitute or afford a legal or equitable discharge or release of or defense to Borrower.

8.30               Credit Party Experience and Advisers; No Lender Advice.  Each Credit Party represents, warrants, and covenants that (a) such Credit Party (i) IS EXPERIENCED IN COMPLEX AND SOPHISTICATED BUSINESS MATTERS AND COMMERCIAL FINANCING TRANSACTIONS OF THE TYPE CONTEMPLATED BY THE LOAN DOCUMENTS; (ii) HAS HAD SUFFICIENT TIME TO CAREFULLY REVIEW ALL PROVISIONS, TERMS AND CONDITIONS OF EACH LOAN DOCUMENT AND CONSULT WITH SUCH INVESTMENT, TAX, LEGAL, FINANCIAL AND OTHER ADVISERS AS SUCH CREDIT PARTY HAS DEEMED APPROPRIATE; and (iii) HAS DETERMINED THAT THE LOAN DOCUMENTS COMPLETELY AND ACCURATELY REFLECT THE FINAL BUSINESS DEAL OF THE PARTIES; and (b) NO LENDER PARTY OR ANY EMPLOYEE, AGENT, REPRESENTATIVE, OR ADVISER OF A LENDER PARTY HAS PROVIDED ANY CREDIT PARTY WITH ANY INVESTMENT, TAX, LEGAL, OR FINANCIAL ADVICE OR ACTED AS AN ADVISOR TO ANY CREDIT PARTY WITH RESPECT TO SUCH MATTERS.

8.31               Entire Agreement.  THE LOAN DOCUMENTS COLLECTIVELY CONSTITUTE THE FINAL EXPRESSION AND ENTIRE WRITTEN AGREEMENT OF LENDER AND THE CREDIT PARTIES WITH RESPECT TO THE SUBJECT MATTER THEREOF; SUPERSEDE ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, DISCUSSIONS, AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF, WRITTEN OR ORAL, INCLUDING PRIOR LETTERS OF INTEREST, PROPOSAL LETTERS, COMMITMENT LETTERS, FEE LETTERS, CONFIDENTIALITY AGREEMENTS, OR OTHER AGREEMENTS, INVOLVING ANY CREDIT PARTY OR LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE, OR EFFECT; AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

8.32               Attachments.  The following items are attached to and are an integral part of this Agreement:

Exhibit 2.3:                               Collateral Table

Exhibit 2.4:                               Closing Conditions

Exhibit 3.1:                               Organizational Chart

Exhibit 3.14:                        Franchise Agreement Information

Exhibit 3.15:                        Management Agreement Information

Exhibit 3.23:                        Hotel Lease Information

Exhibit 4.15(f):            Form of Compliance Certificate

Exhibit 8.1:                               Schedule of Defined Terms

[SIGNATURE PAGES FOLLOW]

EXECUTED effective as of the date first set forth above.

BORROWER:

LF3 PRATTVILLE, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III OP, LP, a Delaware limited partnership, its Sole Member

By: Lodging Fund REIT III, Inc., a Maryland corporation, its General Partner

	By:	/s/ Katie Cox
	Name:	Katie Cox
	Title:	Chief Financial Officer

LF3 PRATTVILLE TRS, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III TRS, Inc., a Delaware corporation, its Sole Member

	By:	/s/ Katie Cox
	Name:	Katie Cox
	Title:	Chief Financial Officer

Address for Notices:
1635 43rd Street South, Suite 205
Fargo, North Dakota 58103
Attn: Corey R. Maple

With copy to:
Dave Durell
644 Lovett St SE, Suite A
Grand Rapids, Michigan 49506

Signature Page to Loan Agreement

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Maureen S, Malphus
Printed Name:	Maureen Malphus
Its:	Vice President

Address for Notices:

Wells Fargo Bank, National Association
1808 Aston Avenue, Suite 250
Carlsbad, California 92008
Attention: Loan Administration

Signature Page to Loan Agreement

EXHIBIT 2.3

COLLATERAL TABLE

At Closing, the Collateral will include a first priority blanket lien on and security interest in all of Borrower’s tangible and intangible personal property, wherever located, including all such property located at or used in connection with the Sites identified below.  The Collateral will also include first priority Mortgages on each Site identified below.

Permitted Concept	Owner of Record	Street Address	City	State	ZIP
Home2 Suites by Hilton	LF3 PRATTVILLE, LLC	2505 Legends Drive,	Prattville	AL	36066

EXHIBIT 2.4

CLOSING CONDITIONS

Lender’s obligation to close and fund the Loan is subject to Lender’s satisfaction with or waiver of, in Lender’s sole discretion, the following conditions, including required deliverables, each at Borrower’s expense, it being agreed that if any of the conditions are not satisfied or waived by the Closing Deadline, Lender shall have absolutely no obligation whatsoever to make the Loan to the Borrower.

1.                             Due Diligence.  Lender shall have received and approved all items, documents and information required by Lender in connection with its underwriting and due diligence for the Loan and shall have completed such credit underwriting and due diligence with respect to Borrower, each Guarantor, the Collateral described in this Agreement, as well as all other collateral described in any of the Loan Documents, and the Loan as Lender deems appropriate.

2.                             Payment of Costs, Expenses and Fees.  All costs, expenses and fees to be paid by Borrower on or before the Closing will have been paid in full.

3.                             No Default; Representations.  Both before and after giving effect to the Closing, there shall be no Default.  Each representation and warranty made by Borrower and each Guarantor pursuant to the Loan Documents shall be true and correct in all material respects.

4.                             Absence of Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that challenges the transactions contemplated by the Commitment, the Loan or any other transactions contemplated hereby.

5.                             Executed Loan Documents.  Lender shall have received each of the following Loan Documents, together with all such other documents and instruments as are required by Lender in connection with the Loan, in each case duly executed and, where appropriate, acknowledged, by all of the parties to such documents, other than Lender, each in form and substance satisfactory to Lender:

(a)                        This Agreement.

(b)                        A promissory note evidencing the Loan.

(c)                         A guaranty signed by each Guarantor.

(d)                        A mortgage or deed of trust and environmental indemnity agreement for the Site.

(e)                         A security agreement from Borrower and each other party required to grant a security interest in the Collateral.

(f)                          A Borrower authorization.

(g)                         A request for all advances to be funded on the Closing Date.

6.                             Absence of Material Adverse Effects.  Lender shall have determined that no Material Adverse Effect has occurred since Borrower’s submission of the Evaluation Information and there are no facts or circumstances existing and not previously disclosed in writing to Lender with respect to any Borrower or Guarantor, the Collateral, the seller, if any, of any Collateral, any other person representing or otherwise acting on behalf of any Borrower or Guarantor, or the transaction that, in Lender’s judgment, are inconsistent in a material and adverse manner with any such Evaluation Information that, if known to Lender, would have caused Lender not to agree to make the Loan to the Borrower.

7.                             Financing Statement Filings.  Lender shall have received evidence that appropriate financing statements have been properly filed with the appropriate governmental authorities and that the security interests of Lender in all Collateral consisting of personal property are in first lien position.

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8.                             Deliverables.  Borrower shall have delivered to Lender or Lender shall otherwise have obtained, and Lender shall have approved, the following, together with such other information and documentation as Lender may reasonably require, all at Borrower’s expense:

(a)                        Pay-Off Letters and Lien Terminations.  (i) Evidence that any and all existing liens encumbering any of the Collateral, including liens to be paid from the initial funding of the Loan, have been released; or (ii) pay-off letters with respect to such liens, except for such liens as Lender has agreed may remain and that have been subordinated to the Loan and Lender’s liens on terms and conditions satisfactory to Lender.

(b)                        Evidence that Existing Debt Paid.  Evidence that all outstanding seller financing, indebtedness owed to any of Borrower’s shareholders, members, partners, or principals and all other indebtedness owed to any third party, excluding indebtedness held by Lender or its affiliates, has been paid in full prior to closing, unless Lender agrees, in its sole discretion, that such indebtedness may remain, in which case the indebtedness must be unsecured and fully subordinated to the Loan and Lender’s liens on terms satisfactory to Lender.

(c)                         Insurance.  Evidence that the insurance coverages that Borrower is required to have in force at closing pursuant to the Loan Documents have been obtained and are in full force and effect and in compliance with the requirements of the Loan Documents.

(d)                        Approval of Other Agreements.  Acceptable agreements with third parties necessary to operate each Site, including license and franchise or management agreements, as well as the Hotel Lease.  All such agreements shall be in full force and effect, in the name of Borrower, shall have expiration dates, including all renewal and extension options, of not less than the maturity date for the Loan, and the non-borrower third party to such agreements shall have delivered to Lender such executed subordination agreements, collateral assignments, comfort letters, status certificates, and consents with respect thereto, as Lender may, in its sole discretion, require.

(e)                         Appraisal.  An appraisal that is compliant with applicable law and such additional requirements and standards as Lender may specify, performed by state certified appraisers selected by Lender, for each Site for which Lender requires an appraisal.  Lender will order each appraisal.  The reports must be dated no earlier than 60 days prior to closing.

(f)                          Survey.  A survey from a licensed surveyor acceptable to Lender for each Site for which Lender requires a survey, certified to Lender and the title company.

(g)                         Opinions.  Such legal opinions as Lender may reasonably require, in form and substance and from counsel reasonably satisfactory to Lender.

(h)                        Solvency Certificate.  A certificate from Borrower, signed by Borrower’s chief financial officer or other comparable person certifying to Lender that, both before and immediately after consummation of the transactions contemplated by the Loan Documents and after giving effect thereto, Borrower is solvent.

9.                             Title and Title Insurance.  At Borrower’s expense, the mortgage or deed of trust relating to each Site shall have been recorded and the title company selected by Lender to close the Loan shall be unconditionally committed to issue to Lender an ALTA lender’s title insurance policy with respect to each such Site in such form and amounts and with such endorsements as Lender may require, insuring that each mortgage or deed of trust is in first lien position subject only to exceptions permitted by Lender.

10.                      Environmental.  Lender shall have approved the environmental condition of each Site.  Prior to closing, Lender will order an environmental assessment for each such Site, at Borrower’s expense.  On occasion, additional assessment work will be required to adequately understand environmental risks.  Additional work may include regulatory office review, site inspection, phase I and/or phase II subsurface investigations.  If additional work is required and there is no pre-existing phase I and/or phase II reports or if such reports are out of date (typically six months prior to closing), Lender may order new phase I and/or phase II reports from Lender approved consultants, at Borrower’s expense.

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11.                      Confirmation of Equity.  Information satisfactory to Lender verifying the source and availability to Borrower of any equity required of Borrower in the transaction.

12.                      Site Conditions.  Lender shall have approved the location and site characteristics of each Site.

13.                      Other Conditions.  All other conditions to Lender’s obligations to close the Loan have been satisfied.

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EXHIBIT 3.1

ORGANIZATIONAL CHART

EXHIBIT 3.14

FRANCHISE AGREEMENT INFORMATION

Named Franchisee	Named Franchisor	Franchise Agreement Effective Date	Franchise Agreement Expiration Date
LF3 PRATVILLE TRS, LLC	HILTON	July 11, 2019	February 28, 2037

EXHIBIT 3.15

MANAGEMENT AGREEMENT INFORMATION

Management Company	Owner	Management Agreement Effective Date	Management Agreement Expiration Date
NHS LLC DBA NATIONAL HOSPITALITY SERVICES	LF3 PRATVILLE TRS, LLC	[ , 2019]	[ ](4)

(4)  Borrower to confirm

EXHIBIT 3.23

HOTEL LEASE INFORMATION

Name of Lessor	Name of Lessee	Lease Description	Lease Expiration Date (without options)
LF3 PRATVILLE, LLC	LF3 PRATVILLE TRS, LLC	Lease Agreement dated as of [ , 2019]	[ ], 2029 (initial term), with 2 5-year extension options.

EXHIBIT 4.15(f)

COMPLIANCE CERTIFICATE FORM

COMPLIANCE CERTIFICATE

WELLS FARGO BANK, NATIONAL ASSOCIATION

Re:                   Loan Agreement (the “Agreement”) dated July [11], 2019, between LF3 PRATTVILLE, LLC, a Delaware limited liability company and LF3 PRATVILLE TRS, LLC, a Delaware limited liability company (collectively, “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).  Capitalized terms used in this Compliance Certificate and not defined herein have the meanings given to those terms in the Agreement.

The undersigned certifies the following to Lender, as of the date of this Compliance Certificate:

1.                             The attached Financial Statements are complete and true and have been prepared in accordance with GAAP from period to period and otherwise in compliance with the requirements stated in the Agreement.

2.                             Borrower is in compliance with all financial covenants contained in the Loan Agreement.  Attached hereto as Schedule 1 are the covenant calculations used in determining compliance with the financial covenants.

3.                             No Default has occurred that is continuing, except for the following, as to which Borrower is taking the actions listed in order to cure such Default:  If none, so state.

DEFAULT	CURE ACTIONS

4.                             Since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Lender, neither Borrower nor any other Credit Party has:

(a)                        Changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any subsidiary except as follows:                   ;

(b)                        Acquired the assets of, or merged or consolidated with or into, any Person, except as follows:                    ; or

(c)                         Changed its address or otherwise relocated, except as follows:              .

5.                             All real property impositions that are due and owing have been paid.

6.                             All fees owed to Franchisor pursuant to the Franchise Agreement that are due have been paid, and no default has occurred under the Franchise Agreement.

7.                             The Site passed its latest quality assurance report by Franchisor, except with respect to the following items:                             . The date of such report is:        , 20  , and the score is:       .

8.                             The current Franchisor for the Site is                       .

9.                             The current Manager for the Site is                       .

Dated:                , 20  .

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LF3 PRATTVILLE, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III OP, LP, a Delaware limited partnership, its Sole Member

By: Lodging Fund REIT III, Inc., a Maryland corporation,
its General Partner

By:
	Name:	Katie Cox
	Title:	Chief Financial Officer

LF3 PRATTVILLE TRS, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III TRS, Inc., a Delaware corporation, its Sole Member

By:
	Name:	Katie Cox
	Title:	Chief Financial Officer

2

Schedule I

Financial Covenant Calculations

3

EXHIBIT 8.1

SCHEDULE OF DEFINED TERMS

Defined Terms.  The following terms have the meanings set forth below:

“AAA” has the meaning specified in Section 8.14.

“ACH” has the meaning specified in Section 2.8.

“Affiliate” means, with respect to a Person, each officer, director, manager, general partner, or joint-venturer of such Person and any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“AML Party” has the meaning specified in Section 3.9.

“AML Requirements” has the meaning specified in Section 3.9.

“Applicable Law” means, as to a Person, any law (statutory or common), ordinance, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or Government Authority, in each case applicable to or binding on such Person or any of its assets or to which such Person or any of its assets is subject.

“Authorized Person” has the meaning specified in Section 8.22.

“Bankruptcy Code” has the meaning specified in Section 3.7.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Representative” has the meaning specified in Section 8.29.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the U.S. are authorized or required by Law to remain closed.

“Capital Lease” means any lease or similar arrangement that is classed as a capital lease pursuant to GAAP.

“Casualty” has the meaning specified in Section 4.5.

“Closing” means the satisfaction with or waiver of, in Lender’s sole discretion, each of the “Closing Conditions” listed on Exhibit 2.4 with respect to funding of the Loan.

“Closing Date” has the meaning specified in Section 2.4.

“Closing Deadline” has the meaning specified in Section 2.4.

“Closing Draw Request” has the meaning specified in Section 2.5.

“Collateral” means all real and personal property, tangible and intangible, as to which Lender is granted a Lien pursuant to any Loan Document, and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of Lender, with references to “Collateral” to include all or any portion of or interest in any of the Collateral.

“Collateral Table” has the meaning specified in Section 2.3.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § I et seq.), as amended from time to time, and any successor statute.

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“Compliance Certificate” has the meaning specified in Section 4.15.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or subject, including the Franchise Agreement and the Management Agreement.

“Control” and “Controlled” means possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of any class of voting securities (or other ownership interests) of such Person; or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Party” means Borrower, each Guarantor and each other Person (other than Lender) that is or may become a party to this Agreement or any other Loan Document.

“Credit Party Information” has the meaning specified in Section 8.21.

“Debt Service Amount” means the actual interest and principal payments due on the Loan during the 12 month period ending on the applicable Determination Date; provided, during the first 12 months after the Closing Date, the Debt Service Amount will be calculated based on the interest and principal payments made to the applicable Determination Date, provided such payments will be annualized; and provided further, if at any time during the 12 month period ending on the applicable Determination Date, interest-only payments are due, then with respect to such interest-only period, the Debt Service Amount will be the monthly payment of principal and interest that would be due based on a 25 year amortization schedule using the then-current interest rate.

“Debt Service Coverage Ratio” means, with respect to the 12-month period ending on the measurement date, the ratio, calculated for Borrower for such time period, each as determined in accordance with GAAP and calculated according to the Uniform System of Accounts for Hotels, of (a) Net Operating Income; to (b) the Debt Service Amount.

“Debt Yield” means, with respect to the 12-month period of time immediately preceding the date of determination, the percentage, calculated for Borrower for such time period, each as determined in accordance with GAAP and calculated according to the Uniform System of Accounts for Hotels, of:  (a) Net Operating Income; to (b) the outstanding principal amount of the Loan as of the date of determination.

“Default” means any Event of Default (as defined in Article 6) or any event or circumstance that, with the passage of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Determination Date” means the last day of each Fiscal Quarter occurring after the Closing Date.

“E-Transmission” has the meaning specified in Section 8.16.

“ERISA” has the meaning specified in Section 3.22.

“Evaluation Information” has the meaning specified in Section 3.17.

“Event of Default” has the meaning specified in Section 6.1.

“Excluded Swap Obligation” means with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

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“Financial Statements” has the meaning specified in Section 4.15.

“Fiscal Quarter” has the meaning specified in Section 4.15.

“Fiscal Year” has the meaning specified in Section 4.15.

“Franchise Agreement” means the franchise agreement, license agreement, or similar agreement relating to a particular Site, granted by the franchisor or licensor named in such agreement (“Franchisor”), together with all amendments, assignments, restatements, extensions, supplements, and exhibits thereto, that grants to Borrower the right to develop and operate such Site as the Permitted Concept.

“Franchisor” has the meaning specified in the definition of “Franchise Agreement”.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

“Government Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” has the meaning specified in the definition of “Guaranty”.

“Guaranty” means a guaranty agreement pursuant to which one or more Persons (each, a “Guarantor”, with references in the Loan Documents to “Guarantor” to mean and include each such Guarantor) guarantees payment and performance of all of the Obligations.

“Hotel Lease” means the Lease Agreement related to the Site described on Exhibit 3.23 attached hereto, together with all amendments, assignments, restatements, extensions, supplements, and exhibits thereto.

“Indebtedness” means, without duplication, all of the following, whether or not matured:  (a) indebtedness for borrowed money, including the outstanding balances of any revolving lines of credit; (b) obligations evidenced by bonds, debentures, notes, or similar instruments; (c) reimbursement and other obligations with respect to letters of credit and acceptances; (d) obligations representing the deferred purchase price of property or services; (e) obligations created or arising under any conditional sale or other title retention agreement; (f) obligations with respect to Capital Leases; (g) any other obligation for borrowed money or other financial accommodation (direct or contingent), whether evidenced by a note, instrument, guaranty or other writing and whether contingent, unliquidated or disputed; and (h) net obligations under any Swap Contract. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Matters” has the meaning specified in Section 8.6.

“Indemnitee” has the meaning specified in Section 8.6.

“Insurance Proceeds” has the meaning specified in Section 4.5.

“Insurance Requirements” has the meaning specified in Section 4.4.

“Landlord Borrower” has the meaning specified in the introductory paragraph hereto.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Party” means each of Lender and its Affiliates.

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“Lender Transfer” has the meaning specified in Section 7.1.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature, including fees, charges and disbursements of financial, legal and other advisors and consultants (including those incurred in connection with responding to subpoenas or other discovery requests, third party or otherwise) and including interest accrued thereon or as a result thereof, whether joint or several, and whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest, including purchase money security interests, and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” has the meaning specified in Section 1.1.

“Loan Amount” has the meaning specified in Section 2.2.

“Loan Documents” means, collectively, this Agreement; the Note; the Guaranty; the Mortgage; and each security agreement, management agreement subordination, environmental indemnity agreement, Closing Draw Request, cross-default and/or cross-collateral agreement, and each other document or instrument now or hereafter executed and delivered by any Credit Party in connection with the Loan or any of the foregoing, with references in the Loan Documents to a particular Loan Document to mean such Loan Document, as it may be amended, restated, supplemented, extended or renewed from time to time.  Each Exhibit, Schedule, Table, or Appendix attached to a Loan Document is an integral part of such Loan Document, the same as if set forth in full in the body thereof.  The definition of Loan Documents shall exclude any Related Swap Contract.

“Management Agreement” means the management or similar agreement with the manager named in such agreement (“Manager”), together with all amendments, assignments, restatements, extensions, supplements, and exhibits thereto and relating to a particular Site, granting Manager the right to manage and operate such Site as the Permitted Concept.

“Manager” has the meaning specified in the definition of “Management Agreement”.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means any fact, event, circumstance or other effect, whether foreseeable or unforeseeable, that alone or in combination with other facts, events, circumstances, or effects occurring or existing concurrently with such fact, event, circumstance, or effect results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or assets of any Credit Party; (b) the ability of any Credit Party to perform its obligations under any Loan Document; (c) the validity or enforceability of any Loan Document or the rights and remedies of Lender under any Loan Document; or (d) the Collateral, Lender’s Liens in the Collateral, or the priority of such Liens.

“Maximum Loan Amount” has the meaning specified in Section 2.2.

“Mortgage” means each mortgage, deed of trust, or similar document granting a Lien to Lender, now or hereafter encumbering any of the Collateral, with references in the Loan Documents to “Mortgage” being to each such Mortgage.

“Net Insurance Proceeds” has the meaning specified in Section 4.5.

“Net Operating Income” means, as determined in accordance with GAAP and calculated according to the Uniform System of Accounts for Hotels, the following:  (i) the sum of net income (or loss), interest expense, income taxes, depreciation, amortization, management fees, replacement reserves, and officers’ salaries expensed on the income statement, minus (ii) the greater of (1) 4% of total revenues as an assumed reserve for replacement or (2) actual

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replacement reserve, minus (iii) the greater of (1) 3% of total revenues as an assumed management fee or (2) actual management fees (including both base and incentive management fees), minus (iv) non-recurring miscellaneous income (as determined by Lender), and plus (v) non-recurring miscellaneous expense (as allowed by Lender), and plus or minus any adjustments made by Lender in its sole discretion to calculations for acquisitions or other similar circumstances where operating performance history is limited.

“Note” has the meaning specified in Section 2.2.

“Notices” has the meaning specified in Section 8.10.

“Obligations” means all amounts, obligations, liabilities, covenants and duties of every type and description (including for the payment of money), owing by any Credit Party to any Lender Party arising out of, under, or in connection with any Loan Document, all obligations arising under Related Credit Arrangements (excluding any Excluded Swap Obligations), and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect, absolute or contingent, due or to become due, liquidated or not, now existing or hereafter arising, however acquired, and whether or not evidenced by any instrument.

“Overpaying Borrower” has the meaning specified in Section 8.29.

“Partial Assignment” has the meaning specified in Section 7.1.

“Payment” has the meaning specified in Section 2.8.

“Permitted Concept” means the concept set forth for a particular Site in the Collateral Table or such other concept as may be approved by Lender in its sole discretion for a particular Site.

“Permitted Exceptions” means (a) recorded easements, covenants, conditions, restrictions, encumbrances, and other matters of record affecting the Collateral and approved by Lender in its sole discretion; (b) the Lien for current real property taxes and assessments, not yet due and payable, with respect to any real property Collateral; and (c) Liens in favor of a Lender Party.

“Person” means any individual, partnership, corporation, business trust, public benefit corporation, joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Government Authority.

“PIP” means the Product Improvement Plan dated February 11, 2019, issued for the Site by the Franchisor.

“PIP Improvements” means the improvements to the Site, and furniture and fixtures required to be incorporated into the Site pursuant to the PIP.

“Policy” has the meaning specified in Section 4.4.

“Policy Documents” has the meaning specified in Section 4.4.

“Pro Rata Share” has the meaning specified in Section 8.29.

“Prohibited Transaction” has the meaning specified in Section 5.8.

“REIT Financial Statements” has the meaning specified in Section 4.15.

“Related Credit Arrangements” means, collectively, any Related Swap Contracts and any Related Treasury Management Arrangements.

“Related Swap Contract” means all Swap Contracts which are entered into or maintained by any Credit Party with the Lender or an Affiliate of the Lender.

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“Related Treasury Management Arrangement” means all arrangements for the delivery of cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, to or for the benefit of any Credit Party which are now or hereafter entered into or maintained with the Lender or an Affiliate of the Lender.

“Restoration” has the meaning specified in Section 4.5.

“Rules” has the meaning specified in Section 8.14.

“Sanction” or “Sanctions”  means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by the OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authorities with jurisdiction over any Credit Party or its Affiliates.

“Sanctioned Person”  means any Person that is a target of Sanctions, including without limitation, a Person that is:  (a) listed on OFAC’s Specially Designated Nations and Blocked Persons List; (b) listed on OFAC’s consolidated Non-Specially Designated Nationals List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“Schedule of Defined Terms” has the meaning specified in Section 8.1.

“SDN List” has the meaning specified in Section 3.9.

“Site” means (a) each site listed in the Collateral Table and (b) each other business property that now or hereafter constitutes Collateral or at which any Collateral is located or that is otherwise designated or deemed a Site pursuant to any Loan Document, in each case including the buildings and improvements thereon and rights and privileges appurtenant thereto.  All references in the Loan Documents to “Site” shall mean each such Site.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person; (b) such Person is able to pay all liabilities of such Person as such liabilities mature; and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section la(47) of the Commodity Exchange Act.

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“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Tax Affiliate” has the meaning specified in Section 3.16.

“Tax Returns” has the meaning specified in Section 3.16.

“Taxes” has the meaning specified in Section 3.16.

“Tenant Borrower” has the meaning specified in the introductory paragraph hereto.

“Transaction Costs” has the meaning specified in Section 2.7.

“Transferred Interests” has the meaning specified in Section 7.1.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” means the United States of America.

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